                                                                   EXHIBIT 10.57

        =================================================================

                                    SUBLEASE

                                     BETWEEN

                             SUN MICROSYSTEMS, INC.,
                             a Delaware corporation
                                  ("LANDLORD")

                                       AND

                            THE GYMBOREE CORPORATION,
                             a Delaware corporation
                                   ("TENANT")

                  500 HOWARD STREET, SAN FRANCISCO, CALIFORNIA

        =================================================================

                                TABLE OF CONTENTS

                                                                           Page
1.    Basic Sublease information .....................................       2
2.    Demise of Premises; Appurtenant Rights .........................       4
3.    Delivery; Possession ...........................................       4
4.    Rent ...........................................................       6
5.    Letter of Credit ...............................................      12
6.    Utilities and Services to be Furnished by Landlord .............      15
7.    Repairs and Alterations ........................................      18
8.    Access Controls ................................................      20
9.    Entry by Landlord ..............................................      20
10.   Assignment and Subletting ......................................      20
11.   Indemnity ......................................................      21
12.   Insurance ......................................................      22
13.   Casualty and Condemnation ......................................      23
14.   Events of Default ..............................................      23
15.   Rights of First Offer and Expansion Option .....................      24
16.   Holding Over ...................................................      29
17.   Notice .........................................................      30
18.   Dispute Resolution .............................................      30
19.   Parking ........................................................      32
20.   Signage ........................................................      33
21.   Lobby ..........................................................      33
22.   Building Name ..................................................      34
23.   Off Set Limit ..................................................      34
24.   Master Lease ...................................................      34
25.   Landlord Covenants and Warranties ..............................      36
26.   Master Landlord Consent and Non-Disturbance ....................      37
27.   Assignment and Assumption of Burlingame Leases .................      37
28.   Miscellaneous ..................................................      40
29.   Force Majeure ..................................................      42
30.   Entire Agreement ...............................................      42

                                    SUBLEASE

     THIS SUBLEASE (hereinafter the "Sublease") is made and entered into as of the 26th day of February, 2004 ("Effective Date"), by and between SUN MICROSYSTEMS, INC., a Delaware corporation ("Landlord") and THE GYMBOREE CORPORATION, a Delaware corporation ("Tenant").

                                    RECITALS

     This Sublease is made with reference to the following facts and objectives:

     A. Landlord is the holder of the lessee's interest under a certain Lease Agreement dated November 3, 2000, originally made by and between Landlord, as lessee (therein referred to as "Tenant"), and K3 First Street Associates, LLC, a California limited liability company, as lessor (therein referred to as "Landlord"), as subsequently amended by Amendment No. 1 dated November 30, 2000 ("First Amendment"), Second Amendment to Lease Agreement dated March 29, 2002 ("Second Amendment"), Third Amendment to Lease Agreement dated July 1, 2002 ("Third Amendment"), and Fourth Amendment to Lease Agreement dated February 26, 2004 ("Fourth Amendment") with respect to certain property commonly known as 500 Howard Street, San Francisco, California (the "Property"). The Lease Agreement, First Amendment, Second Amendment, Third Amendment and Fourth Amendment are attached hereto as EXHIBIT A and are hereinafter collectively referred to as the "Master Lease."

     B. K3 First Street Associates, LLC, has conveyed, transferred and assigned all of its interest in the Master Lease to the Utah State Retirement Investment Fund ("Master Landlord"), the current fee simple owner of the Property.

     C. The Master Premises under the Master Lease include office space deemed to contain two hundred twenty-three thousand six hundred eighty-one (223,681) square feet of Rentable Area, all as more particularly described in the Master Lease.

     D. Landlord, as sublessor, and Tenant, as sublessee, have entered into this Sublease for a portion of the Master Premises consisting of Floor 2, and Floors 5 through 10, inclusive, deemed to consist of one hundred sixty-two thousand, three hundred seventy-one (162,371) square feet of Rentable Area, together with rights to common areas and common facilities as more particularly specified in this Sublease ("Sublease Premises").

     E. The effectiveness of this Sublease is conditioned upon the satisfaction (or where permitted, the waiver) of each of the following conditions (individually, a "Sublease Condition" and collectively, the "Sublease Conditions"): (1) Master Landlord's execution of the Master Landlord Consent as defined in Section 26.1; (2) the full execution of the Lender's SNDA (if any) specified in Section 26.2; (3) and the full execution of the Assignment and Assumption Agreements specified in Article 27 and the satisfaction or waiver of all conditions to the effectiveness of both of the Assignment and Assumption Agreements.

     F. Except as otherwise expressly defined in this Sublease, and except for the terms "Landlord" and "Tenant," capitalized terms used herein shall have the definitions given them in the Master Lease. Unless otherwise indicated, references in this Sublease to "Articles" and "Sections" refer to the Articles and Sections of this Sublease.

     In consideration of the rents, covenants and agreements herein contained, the parties hereto agree as follows:

1. BASIC SUBLEASE INFORMATION.

     A.   "Base Rent":


                         ANNUAL RATE               ANNUAL                 MONTHLY
     PERIOD            PER SQUARE FOOT            BASE RENT              BASE RENT
------------------------------------------------------------------------------------
    Years 1-10              $29.17               $4,736,362             $394,696.83
Year 11 - 4/14/2018      Fair Market             Fair Market            Fair Market
                         Rental Rate*            Rental Rate*           Rental Rate*

               *"Fair Market Rental Rate" shall be determined as set forth in
               Section 4.2 below.

     B.   "Brokers": Jones Lang LaSalle Americas, Inc. and Cushman & Wakefield.

     C. "Building" shall mean the building located at 500 Howard Street, San Francisco, CA 94105, which includes both the Master Premises and the Retail Element (as hereinafter defined).

     D. "Business Day(s)" are Monday through Friday of each week, exclusive of New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day ("Holidays"). Landlord may designate additional Holidays, provided that any additional Holidays are previously approved by Tenant, which approval shall not be unreasonably withheld.

     E.   "Commencement Date": The Term shall commence on a date which is nine
(9) months after delivery to Tenant of possession of the Sublease Premises pursuant to Section 3.1 below. On the date Tenant takes possession of the Sublease Premises pursuant to Section 3.1, Landlord and Tenant shall execute a Commencement Certificate in the form attached as EXHIBIT B.

     F. "Law(s)" means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal, state, federal or other governmental entity.

     G. "Letter of Credit": The Letter of Credit which Tenant is required to deliver to Landlord, as provided in Section 5.1.

     H. "Master Premises" means the Premises demised to Landlord under the Master Lease.

     I. "Normal Business Hours" for the Building are 7:00 A.M. to 6:00 P.M., Monday through Friday, and 9:00 A.M. to 1:00 P.M. on Saturday.

     J.   "Notice Addresses"

          Tenant:

          On and after the Commencement Date, notices shall be sent to Tenant at the Sublease Premises, and to the address for copies specified below. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

                                                With a copy to:
          700 Airport Boulevard, Suite 200      Bartko, Zankel, Tarrant & Miller
          Burlingame, CA 94010                  900 Front Street, Suite 300
          Attn: Real Estate Legal               San Francisco, CA 94115
                                                Attn: Theani Louskos

          Landlord:                             With a copy to:
          Sun Microsystems, Inc.                Sun Microsystems, Inc.
          4150 Network Circle                   4150 Network Circle
          MS NWK15-103                          MS SCA-12
          Santa Clara, CA 95054                 Santa Clara, CA 95054
          Attn: Lease Administrator             Attn: Real Estate Counsel

     K. "Payment Address": Rent (defined in Section 4.1) is payable to the order of Landlord at the following address: SUN MICROSYSTEMS, INC., 4150 NETWORK CIRCLE, MS NWK15-103, SANTA CLARA, CA 95054, ATTN: LEASE ADMINISTRATOR.

     L. "Permitted Use": Any use permitted under the Master Lease and the Master Landlord Consent.

     M. "Property" means the Building, any and all common areas thereof, including the Building garage and other improvements serving the Building, if any, and the parcel(s) of land on which they are located.

     N. "Rentable Area" of the Master Premises is deemed to be two hundred twenty three thousand six hundred eighty-one (223,681) square feet.

     O. "Retail Element" means that portion of the Building located on Floor 1 and devoted to retail use.

     P.   "Sublease Expense Base Year": calendar year 2005.

     Q. "Sublease Premises" shall mean all of the Rentable Area of Floors 2, and 5 through 10, as shown on EXHIBIT A-1 to this Sublease. The total Rentable Area of the Sublease Premises is deemed to be one hundred sixty-two thousand three hundred seventy-one (162,371) square feet.

     R.   "Sublease Tax Base Year": 2005-2006 fiscal tax year.

     S. "Tenant Improvement Allowance": Seventy Dollars ($70) times the number of square feet of Rentable Area of the Sublease Premises.

     T. "Tenant's Pro Rata Share": Seventy-two and fifty-nine one-hundredths percent (72.59%), based on the proportion that the Rentable Area of the Sublease Premises bears to the Rentable Area of the Master Premises.

     U. "Term": The Term of this Sublease shall commence on the Commencement Date, and, unless terminated earlier in accordance with the terms of this Sublease, shall end on April 14, 2018 ("Expiration Date").

     V. "Work Letter" means the Work Letter Agreement attached as EXHIBIT D to this Sublease.

2. DEMISE OF PREMISES; APPURTENANT RIGHTS.

     2.1 Grant. Landlord leases the Sublease Premises to Tenant, and Tenant leases the Sublease Premises from Landlord, on and subject to the terms, covenants and conditions of this Sublease.

     2.2 Common Areas. Tenant shall have the right, during the Term of this Sublease and as an appurtenance to the Sublease Premises, to non-exclusive use of those portions of the Master Premises which are dedicated to the common use of all tenants and other occupants of the Master Premises or the Property, such as sidewalks, common corridors, elevator foyers, restrooms, vending areas and lobby areas (the "Common Areas").

     2.3 Vertical/Horizontal Risers and Raceways. Pursuant to Section 9.4 of the Master Lease, Master Landlord is required to provide Landlord with non-exclusive access to the Building's vertical risers ("Risers") and horizontal raceways ("Raceways") for the installation of utility and/or telecommunications lines.
Section 9.4 of the Master Lease also calls for Master Landlord to provide Landlord with reasonable access to the roof of the Building ("Roof") for the purpose of installing, maintaining and replacing satellite dishes and/or other telecommunication equipment which may be installed pursuant to Section 36 of the Master Lease.

          (a) Landlord shall exercise its rights under Section 9.4 of the Master Lease for the benefit of Landlord, Tenant and other subtenants of the Building, with Tenant, as of the Commencement Date, subject to Section 2.3(b) below, having the right to non-exclusive use of Tenant's Pro Rata Share of the space in the Risers and Raceways and a reasonable proportion of such space as Master Landlord makes available to Landlord on the Roof. If Tenant's Pro Rata Share is increased or reduced during the Term, there shall be a proportionate increase or reduction in Tenant's non-exclusive use of the Risers, Raceways and Roof area.

          (b) So long as Tenant's Pro Rata Share equals or exceeds seventy-two percent (72%), Tenant shall be permitted to insert, use and maintain in four (4) of the Risers a sleeve having an outside diameter of up to four inches (4"), within which will be located only Tenant's wiring and cabling.

3. DELIVERY; POSSESSION.

     3.1 Delivery. Landlord shall deliver possession of the Sublease Premises to Tenant on the next Business Day after all the Sublease Conditions have been satisfied (or, where permitted, waived).

     3.2 Condition of Sublease Premises.

          (a) Except as provided in Sections 3.2(b) and 3.2(c) below, Tenant accepts, on an As-ls basis, the condition of the Sublease Premises as it existed on December 1, 2003 ("Existing Condition"). Tenant acknowledges that Landlord and Brokers have not made, and Tenant has not relied upon, any representations, warranty or other assurances concerning the Existing Condition of the Sublease Premises or the Building.

          (b) With respect to latent defects required to be repaired by Master Landlord pursuant to Section 7.1 of the Master Lease, promptly following Landlord's receipt of written notice from Tenant identifying such latent defects ("Latent Defect Correction Notice"), the following shall apply:

               (i) Landlord shall reasonably investigate Tenant's Latent Defect Correction Notice, and, if Landlord reasonably determines that Master Landlord is responsible for correction of such latent defects under Section 7.1 of the Master Lease, Landlord shall commence and diligently pursue commercially reasonable efforts to cause Master Landlord to undertake appropriate corrective action, including filing appropriate legal action if required.

               (ii) If Landlord and Tenant disagree as to whether Master Landlord is responsible for correction of such latent defects, or as to whether Landlord is diligently pursuing Master Landlord for correction of such latent defects, the matter shall be submitted for an Interim Resolution as defined in
Section 18.1 below.

               (iii) If Landlord fails to commence commercially reasonable efforts within twenty (20) days after receipt of Tenant's Latent Defect Correction Notice (or, in case of a dispute under Section 3.2(b)(ii) above, within thirty (30) days after an Interim Resolution requiring Landlord to undertake such efforts), or if Landlord timely commences but thereafter fails to diligently pursue commercially reasonable efforts to cause the correction of latent defects by Master Landlord, and, provided in either such case Tenant gives an additional twenty (20) days notice to Landlord of Tenant's intention to invoke its rights under this Section 3.2(b)(iii), Tenant shall have the right to exercise Landlord's right to self-help pursuant to Section 7.2 of the Master Lease ("Master Lease Self Help Rights"). If Tenant exercises the Master Lease Self Help Rights: (A) Tenant shall protect, defend and hold Landlord free and harmless from and against any and all claims, demands, actions, causes of action, liabilities, obligations, costs and expenses, of every kind and nature, arising in connection therewith (collectively, "Claims"); and (B) Tenant shall be entitled to receive such reimbursement from Landlord as Landlord receives from Master Landlord pursuant to Section 7.2 of the Master Lease in respect of the corrective action(s) taken by Tenant.

          (c) Notwithstanding the provisions of Section 3.2(a) above, but subject to the limitations expressed below in this Section 3.2(c), Landlord shall repair all defects in the Base Building Systems (as defined below) in or serving the Sublease Premises of which Tenant notifies Landlord in writing within three (3) months after the Commencement Date. As used in this Sublease, the term "Base Building Systems" means only those electrical, plumbing, and heating/ventilation/air conditioning ("HVAC") systems which are installed in the Building on the date possession of the Sublease Premises is delivered to Tenant pursuant to Section 3.1. Landlord shall not be responsible for repairing any defects in the Base Building Systems: (i) caused by the negligence or intentional acts of Tenant or Tenant's agents, employees, contractors or invitees; (ii) of which Landlord has not received written notice within three
(3) months after the Commencement Date; (iii) due to any alterations or additions to, or any extensions of, the Base Building Systems, which are not consistent with the design or capacity of the Base Building Systems; or (iv) which result from ordinary wear and tear. Landlord's obligation to correct defects in the Base Building Systems shall not extend to any alterations or additions to, or extensions of, the Base Building Systems, and Tenant shall remain solely responsible therefor. If Landlord fails to commence correction of the Base Building Systems defects within thirty (30) days after notice from Tenant and diligently complete same within a reasonable period thereafter, Tenant shall, after an additional ten (10) days' written notice to Landlord, have the right to repair the defects in the Base Building Systems on Landlord's behalf and deduct all reasonable, out-of-pocket expenses from installments of Base Rent until such amounts have been fully recovered by Tenant, subject to the Offset Limit specified in Section 23.1 of this Sublease. However, if Landlord initiates an Interim Resolution proceeding to contest either Landlord's duty to correct any defect in the Base Building Systems or Tenant's claim that Landlord is not acting diligently to correct such defects, Tenant shall not exercise its right to repair such defects and/or to offset the costs of such repairs against Base Rent unless and until Tenant procures a favorable Interim Resolution affirming Tenant's right to so act.

          (d) Except as otherwise expressly stated in this Section 3.2, Landlord shall have no responsibility with respect to latent or patent defects, but the foregoing shall not be construed to limit Landlord's express obligations as set forth elsewhere in this Sublease.

     3.3 Possession Prior to Commencement Date.

          (a) Tenant shall have the right to take possession of the Sublease Premises on the next Business Day after satisfaction or waiver of the Sublease Conditions.

          (b) Tenant's possession of the Sublease Premises prior to the Commencement Date shall be subject to all the terms and conditions of this Sublease; provided, however, except for the cost of utilities consumed by Tenant and specific Services (as hereinafter defined in Article 6 of this Sublease) requested by Tenant (e.g., freight elevator usage), Tenant shall not be required to pay Rent (as hereinafter defined) in respect of Tenant's possession prior to the Commencement Date.

4. RENT.

          4.1 Payments. As consideration for this Sublease, Tenant shall pay Landlord, without any setoff or deduction except as expressly provided in this Sublease, the total amount of Base Rent and Additional Rent due for the Term. "Additional Rent" means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Sublease. Additional Rent and Base Rent are sometimes collectively referred to as "Rent". Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before thirty (30) days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administration fee equal to two percent (2%) of the past due Rent, in consideration of Landlord's damages for such late payment, which are difficult to estimate in advance, in lieu of any late fee specified in Section
16.1 of the Master Lease, provided that Tenant shall be entitled to a grace period of five (5) days after notice from Landlord for up to two (2) late payments of Rent in a given calendar year, without being subject to such administration fee. If such amount continues outstanding after the grace period specified herein, such amount shall accrue interest at the Interest Rate provided in Section 16.2 of the

Master Lease. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant's Pro Rata Share of any Tax Excess or Expense Excess (defined in Section 4.3) for the month shall be prorated based on the number of days in such calendar month and shall be paid on the first day of the month following the month in which the Commencement Date occurs. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party's right to recover the balance or pursue other available remedies.

     4.2 Base Rent Adjustment.

          (a) Commencing with the eleventh (11th) anniversary of the Commencement Date ("FMV Anniversary") and continuing through the Expiration Date, Tenant shall pay Base Rent equal to the "Fair Market Rental Rate" (as hereinafter defined); provided, however, that in no event will the Base Rent be less than Twenty Six and 50/100ths Dollars ($26.50) per square foot of Rentable Area, or more than the Base Rent and Additional Rent then payable under Section
3.1 and Section 3.2 of the Master Lease, calculated on a per square foot of Rentable Area basis. The "Fair Market Rental Rate" shall mean the rent at which tenants, as of the FMV Anniversary, will be entering into new leases of non-subleased, non-encumbered space on a full service basis comparable in size, location and quality to the Sublease Premises, for a comparable term, which comparable space is located in Class-A office buildings in the downtown area of San Francisco, California, bounded by Market Street, the San Francisco Bay, Folsom Street and Third Street ("Comparable Buildings"). The determination of Fair Market Rental Rate shall take into account any material economic differences between the terms of this Sublease and any comparison lease, such as the presence or absence of the obligation to pay a leasing commission, base years, the load factor for the applicable spaces, the length of the term for such leases, rent abatements, tenant improvement obligations, free rent periods, moving allowances, design allowances, the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes, signage rights (excluding commercial billboard rights), building naming rights, and any other concessions. However, Landlord shall not be obligated to make or pay for any such monetary concessions or inducements (including, without limitation, any allowance for improvement to or refurbishment of the Sublease Premises) in connection with the adjustment of the Base Rent to the Fair Market Rental Rate. In determining what consideration should be given to tenant improvement allowances for space comparable to the Sublease Premises in Comparable Buildings, the quality and quantity of the then existing Tenant Improvements (as defined in the Work Letter) and Alterations (as defined in Section 6.1 of the Master Lease) shall be taken into account. If the FMV Anniversary falls on a date other than the first day of a calendar month, the Base Rent for the month in which the FMV Anniversary occurs shall be determined by applying the existing Base Rent rate to the number of days in such month prior to the FMV Anniversary and applying the adjusted Base Rent under this Section 4.2 to the number of days in such month from and after the FMV Anniversary.

          (b) Not more than three hundred sixty-five (365) days, and not less than one hundred eighty (180) days, prior to the FMV Anniversary, Landlord shall deliver to Tenant and to Master Landlord a written notice indicating its determination of the Fair Market Rental Rate (the "Rental Adjustment Notice") for purposes of the adjustment of the Base Rent pursuant to Section 4.2(a) above. Tenant shall have thirty (30) days in which to object to such determination of the Fair Market Rental Rate. If Tenant does not timely object, then such failure to object shall conclusively be deemed to be Tenant's approval of such determination by Landlord, and the Base Rent rate set forth in Landlord's Rental Adjustment Notice shall be established as the Fair Market Rental Rate for purposes of Section 4.2(a) above. In the event Tenant timely objects in writing to the Fair Market Rental Rate set forth in Landlord's Rental Adjustment Notice, Landlord and Tenant shall attempt in good faith to agree upon the applicable Fair Market Rental Rate. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant's objection to the applicable Fair Market Rental Rate (the "Outside Agreement Date"), then within thirty (30) days after the Outside Agreement Date Landlord and Tenant shall meet and simultaneously exchange their separate written determinations of the applicable Fair Market Rental Rate, and such determinations shall be submitted to arbitration (the "Rent Arbitration") in accordance with Sections 4.2(b)(i) - 4.2(b)(vi) below.

               (i) Landlord and Tenant shall each appoint one (1) arbitrator who shall by profession be a real estate appraiser holding the professional designation as an MAI (or its equivalent) who has no financial interest in Landlord or Tenant, or the Property, and who has been active over the ten (10) year period ending on the date of such appointment in the appraisal for rental purposes of office space in Comparable Buildings. Each such arbitrator shall be appointed within thirty (30) days after the Outside Agreement Date.

               (ii) The two (2) arbitrators so appointed shall, within ten (10) business days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who shall be qualified under the same criteria as set forth hereinabove for qualification of the initial two (2) arbitrators, except that the third arbitrator shall be independent and shall not have been previously engaged by Landlord or Tenant for any purpose. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Market Rental Rate is the closest to the actual Fair Market Rental Rate as determined by the arbitrators, taking into account the requirements of Section 4.2(a) above.

               (iii) If the two (2) arbitrators fail to agree upon and appoint a third arbitrator within the time period provided in Section 4.2(b)(ii) above, then the parties shall mutually select the independent third arbitrator. If Landlord and Tenant are unable to agree upon the independent third arbitrator within ten (10) days, then either party may, upon at least five (5) days' prior written notice to the other party, request the appointment of the third arbitrator by either (A) the senior officer resident in the San Francisco office of JAMS or Judicial Arbitration and Mediation Services, or any successor ("JAMS"), or (B) the senior officer resident in the San Francisco office of the American Arbitration Association or any successor ("AAA"). In case of conflicting appointments, the appointment made under clause (A) of the preceding sentence shall control.

               (iv) The three (3) arbitrators shall conduct a hearing within twenty (20) days after the appointment of the third arbitrator and within ten
(10) days thereafter reach a decision as to which of the Landlord's or Tenant's submitted Fair Market Rental Rate is closest to the actual Fair Market Rental Rate, and the arbitrators shall use whichever of Landlord's or Tenant's submitted Fair Market Rental Rate is closest to the actual Fair Market Rental Rate to be paid during the remainder of the Term and shall notify Landlord and Tenant thereof. The decision of a majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

               (v) If either Landlord or Tenant fails to appoint an arbitrator within thirty (30) days after the Outside Agreement Date, and if such failure shall continue for an additional fifteen (15) days after written notice thereof is received by the non-appointing party, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

               (vi) The cost of the arbitrators and of the Rent Arbitration proceeding, including, without limitation, reasonable attorneys' and expert witness fees, shall be borne by the party whose submitted Fair Market Rental Rate is not selected by the arbitrators.

     4.3 Expense Excess and Tax Excess.

          (a) Tenant shall pay Tenant's Pro Rata Share of the amount, if any, by which Expenses (defined in Section 4.3(d)) for each calendar year during the Term exceed Expenses for the Sublease Expense Base Year (the "Expense Excess") and also the amount, if any, by which Taxes (defined in Section 4.3(e)) for each calendar year during the Term exceed Taxes for the Sublease Tax Base Year (the "Tax Excess"). If Expenses and/or Taxes in any calendar year are less than the amount of Expenses and/or Taxes for the Sublease Expense Base Year or Sublease Tax Base Year, Tenant's Pro Rata Share of Expenses and/or Taxes, as the case may be, for that calendar year shall be Zero Dollars ($0).

          (b) Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant's Pro Rata Share of Landlord's estimate of the Expense Excess and one-twelfth of Tenant's Pro Rata Share of Landlord's estimate of the Tax Excess. If Landlord determines that its good faith estimate of the Expense Excess or of the Tax Excess was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. Beginning with the first payment of Rent occurring thirty (30) days after the date of Landlord's notice, Tenant's monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or of the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year's estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new annual estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year's estimate(s). Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after receipt of the new estimate. Any overpayment in excess of Twenty-Five Thousand Dollars ($25,000) shall be refunded to Tenant within thirty (30) days of the delivery of the new annual estimate. Any overpayment of less than Twenty-Five Thousand Dollars ($25,000) shall be credited against the next installment(s) of Additional Rent due from Tenant.

          (c) As soon as is practical following the end of each calendar year, but in no event later than July 15, or, if Master Landlord's statement under
Section 3.2(b)(3) of the Master Lease is not delivered until after July 1, fifteen (15) days after Landlord's receipt of such statement, Landlord shall furnish Tenant with a statement of (i) the actual Expenses, which shall be reasonably detailed as to the categories of Expenses included therein, and shall also include a statement of Operating Costs in the form provided to Landlord by Master Landlord under the Master Lease ("Expense Statement"), together with a calculation of the Expense Excess, and (ii) the actual Taxes, which shall contain the statement of actual Taxes in the form provided to Landlord by Master Landlord under the Master Lease ("Tax Statement"), together with a calculation of the Tax Excess. If the estimated Expense Excess and/or estimated Tax Excess for the prior calendar year is more than the actual Expense Excess and/or actual Tax Excess, as the case may be, for the prior calendar year, Landlord shall refund any overpayment in excess of Twenty-Five Thousand Dollars ($25,000) to Tenant. Any overpayment of less than Twenty-Five Thousand Dollars ($25,000) shall be applied against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due.

If the estimated Expense Excess and/or estimated Tax Excess for the prior calendar year is less than the actual Expense Excess and/or actual Tax Excess, as the case may be, for such prior year, Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Expenses and/or Taxes, any underpayment for the prior calendar year. Landlord shall provide Tenant with copies of any statements received by Landlord from Master Landlord in connection with Operating Costs and Expenses.

          (d) As used in this Sublease, the term "Expenses" means:

               (i) All Operating Costs specified in Section 3.2(a)(1) of the Master Lease (including, without limitation, property management fees as described in clause (K) of Section 3.2(a)(1) of the Master Lease) incurred in each calendar year and paid to Master Landlord by Landlord; and

               (ii) All commercially reasonable, actual and necessary costs paid or incurred by Landlord in each calendar year in connection with furnishing to the Master Premises utilities and services (exclusive of Excess Services, as defined in Section 6.2 below) Landlord furnishes or provides under this Sublease which either (A) Master Landlord is not obligated to furnish or provide under the Master Lease or (B) Master Landlord furnishes or provides under the Master Lease and for which Landlord pays (other than through payment of Operating Costs).

               (iii) By way of illustration and not limitation, Expenses of the type described in clause (A) of Section 4.3(d)(ii) above includes the cost of providing janitorial services to the Master Premises, and Expenses of the type described in clause (B) of Section 4.3(d)(ii) above includes the cost of supplying utilities to the Master Premises (inclusive of the cost of an energy management program) which are separately metered to the Master Premises and for which Landlord directly pays the utility provider and utilities which are submetered to the Master Premises and for which Landlord pays Master Landlord pursuant to Section 9.2(b) of the Master Lease.

               (iv) Notwithstanding anything to the contrary contained in this
Section 4.3(d), Expenses shall not include any property management fees for reasonable and customary property management services payable to either or both Landlord and Master Landlord in excess of the total that Landlord could be required to pay to Master Landlord under the Master Lease. However, Landlord may require Tenant to pay certain property management and administrative expenses as provided in Section 6.2 below.

          (e) "Taxes" shall mean all real estate taxes and other assessments on the Building and/or Property, that are payable by Landlord to Master Landlord pursuant to Section 3.2(a)(2) of the Master Lease, plus any amount that may be payable by Landlord or charged to Landlord by the Master Landlord as "Tenant's Taxes" under Article 8 of the Master Lease, to the extent attributable to any Alterations (as defined in the Master Lease) made by Landlord to the Building. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant's Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted to the full extent that Landlord receives a reduction or credit from Master Landlord or directly from any taxing authority, and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Notwithstanding the foregoing, if Taxes are reduced as a result of space in the Building being leased to or otherwise occupied by an entity which is entitled to an exemption from property taxes or other sums included within the definition of Taxes, then for purposes of determining Additional Rent for each year in which Taxes are reduced by any such exemption, Taxes for such year shall be calculated on the basis of the amount the Taxes would have been in the absence of the exemption. Tenant shall pay Landlord Tenant's Pro Rata Share of any such increase in the Tax Excess within thirty (30) days after Tenant's receipt of a statement from Landlord. Landlord, within five (5) business days of receipt, shall provide Tenant with copies of any tax statements or other statements received by Landlord in connection with any adjustment under this Section 4.2(e).

          (f) For purposes of determining the Sublease Tax Base Year Expenses and the Expenses for each subsequent year during the Term, those items of Expenses which vary based on the level of occupancy shall be calculated based upon the Expenses that would have been incurred if the Building had an average occupancy of one hundred percent (100%) during the entire calendar year. Furthermore, if during the Sublease Expense Base Year the Operating Costs under
Section 3.2(a)(1) of the Master Lease do not include premium(s) for earthquake insurance coverage and Master Landlord subsequently includes such premiums in Operating Costs, the Expense Excess shall be calculated by including in the Sublease Expense Base Year the cost, as reasonably estimated by Landlord, of maintaining comparable earthquake insurance coverage during the Sublease Expense Base Year.

          (g) For purposes of determining the Sublease Tax Base Year Taxes and the Taxes for each subsequent year during the Term, Taxes shall be calculated based upon the Taxes that would have been incurred if the Building were fully assessed by the appropriate taxing authority to reflect a one hundred percent (100%) occupied Building with all of the Master Premises improved for office occupancy, no exemptions from Taxes of any kind. If Landlord receives a reduction in Taxes during or after the Sublease Tax Base Year as a result of a commonly called Proposition 8 application, the Taxes for the Sublease Tax Base Year and each year of the Term thereafter shall be calculated as if no Proposition 8 reduction in Taxes was applied for and/or received.

          (h) In the event that, within nine (9) months after Tenant's receipt of an Expense Statement or a Tax Statement, Tenant reasonably believes that costs charged to Tenant by Landlord include costs that are not properly included within the terms "Expenses" or "Taxes," or that Landlord has erred in calculating same, Tenant shall have the right to review and audit Landlord's books and records pertaining to Expenses or Taxes in accordance with this
Section 4.2(h). Tenant shall exercise such audit right (if at all) by providing Landlord with a written notice of Tenant's exercise of such audit right within such nine (9) month period and a statement enumerating Tenant's objections to or concerns regarding the statement issued by Landlord (the "Audit Notice"). Within a reasonable time after receipt of the Audit Notice, but in no event later than thirty (30) days thereafter unless agreed to by Tenant, Landlord shall make available for inspection all pertinent records that are reasonably necessary for Tenant to conduct its review and are in Landlord's possession or in the possession of its property manager. If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If specifically requested in Tenant's Audit Notice, Landlord shall, at Tenant's expense, inspect and/or audit Master Landlord's books and records pertaining to Operating Costs to the extent permitted by Section 3.2(b)(5) of the Master Lease ("Operating Costs Audit"). Landlord may delay the commencement of any such Operating Costs Audit until Tenant deposits with Landlord a sum sufficient to cover Landlord's estimated expenses in connection therewith. If Tenant retains an agent to review Landlord's records, the agent must be with a licensed certified public accounting firm which routinely audits the financial records of companies traded on the New York Stock Exchange or NASDAQ and which charges for its audit services in connection with this Sublease on an hourly rate basis (and not on a contingent fee or other basis where the accounting firm's compensation is tied in any way to the outcome of the review or audit). Tenant and/or such certified public accounting firm must agree, as a condition of Tenant's access to Landlord's records, to keep the results of the review (including, without limitation, any data obtained in the course of an Operating Costs Audit) confidential (except in the event of arbitration or litigation between the parties) and not to solicit business from other tenants of the Building. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit, unless such audit reveals a discrepancy in Tenant's favor in excess of three percent (3%) of Expenses or Taxes, as the case may be. Within ninety (90) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an "Objection Notice") stating in reasonable detail any objection to Landlord's statement of Expenses and/or Taxes for that year. If Tenant fails to give Landlord an Objection Notice within the ninety (90) day period or fails to give Landlord an Audit Notice within nine (9) months after Tenant's receipt of Statement of Expenses and/or Taxes, Tenant shall be deemed to have approved Landlord's Statement of Expenses and/or Taxes and shall be barred from raising any claims regarding the Expenses or Taxes for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant's Objection Notice. If Landlord and Tenant determine that Expenses and/or Taxes for the calendar year are less than reported, Landlord shall refund any amount to Tenant in excess of Twenty-Five Thousand Dollars ($25,000), or, to the extent less than Twenty-Five Thousand Dollars ($25,000), shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Expenses and/or Taxes for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days of the determination. In no event shall Tenant be permitted to examine Landlord's records or to dispute any statement of Expenses and/or Taxes unless Tenant has paid and continues to pay all Rent and Additional Rent when due, including without limitation the specific items of Expenses or Taxes that Tenant questions or disputes. If the parties are unable to agree on the proper amount of Taxes or Expenses, or the appropriate Expense Excess or Tax Excess based thereon, then at either party's option, the dispute shall be settled by Interim Resolution in accordance with Section 18.1 of this Sublease. Notwithstanding any contrary provision of this Section 4.3, if Landlord obtains any reduction from Master Landlord pursuant to any audit of Operating Costs or Taxes under the Master Lease for any year, it shall make an appropriate adjustment to the Expense Excess or the Tax Excess, based on the amount actually credited to it (less landlord's reasonable costs and expenses in procuring such reduction in Expenses or Taxes) and the period covered by such credit, considering the Sublease Expense Base Year and Sublease Tax Base Year, within sixty (60) days after it receives any adjustment, which adjustment will be accompanied by a statement showing the basis for the adjustment.

5. LETTER OF CREDIT.

     5.1 Obligations Secured. Upon full execution of this Sublease and satisfaction (or, where permitted, the waiver) of all Sublease Conditions, Tenant shall deliver to Landlord an unconditional, irrevocable, transferable letter of credit (the "Letter of Credit"), in an amount equal to the Required Amount (defined in Section 5.4 below) and satisfying the requirements set forth in Section 5.2 below. The Letter of Credit shall secure Tenant's obligations under this Sublease. Accordingly, upon the occurrence or existence of any Draw Event (defined in Section 5.3(b) below), Landlord may draw upon the Letter of Credit and use the proceeds of such draw (the "Draw Proceeds") for the payment of Rent, for the repair of damage to the Sublease Premises, for the payment of any other amount which Landlord may spend or become obliged to spend by reason of Tenant's Default, and/or to compensate Landlord for any other loss or damage (including, without limitation, damages under California Civil Code

Section 1951.2 or any successor or similar statute) which Landlord may suffer by reason of Tenant's Default, to the fullest extent permitted by law. Tenant acknowledges and agrees that the Letter of Credit represents the contractual commitment of the issuer of the Letter of Credit (the "Issuer") to answer for Tenant's failure to timely and fully discharge or otherwise satisfy Tenant's liabilities and obligations under this Sublease, and that the Draw Proceeds represent funds of Issuer paid to Landlord in accordance with such contractual commitment. Accordingly, Landlord and Tenant agree that neither the Letter of Credit nor the Draw Proceeds shall be treated as a security deposit within the meaning of California Civil Code Section 1950.7 (or any successor or similar statute), and Tenant hereby waives all rights and benefits under California Civil Code Section 1950.7 (or any successor or similar Laws), or under any judicial or administration decision, which would limit Landlord's right to use, retain and apply the Letter of Credit and the Draw Proceeds in accordance with this Article 5.

     5.2 Requirements of Letter of Credit. The Issuer of the Letter of Credit shall be a federally chartered banking institution reasonably acceptable to Landlord, with an office in San Francisco, California allowing the Letter of Credit to be presented to and paid by such office pursuant to procedures reasonably acceptable to Landlord. The Letter of Credit shall (i) be a stand-by, at-sight, irrevocable letter of credit; (ii) be payable to Landlord or Landlord's permitted assignees (any of the foregoing, the "Beneficiary"); (iii) require that any draw on the Letter of Credit shall be made upon receipt by the Issuer of only a letter signed by an authorized representative of the Beneficiary certifying that the Beneficiary is entitled to draw on the Letter of Credit and specifying the Draw Event (and if the Draw Event involves Tenant's Default, an estimate of Landlord's damages); (iv) allow partial draws; (v) be issued for a term of no less than one (1) year with an automatic renewal for at least an additional four (4) years unless the Issuer gives the Beneficiary written notice of non-renewal at least forty-five (45) days prior to the expiry date of the Letter of Credit; and (vi) provide that the Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 revisions) or the International Standby Practices (ISP 98). Tenant shall, at its expense, keep the Letter of Credit in full force and effect until the sixtieth
(60th) day after the Expiration Date or other termination date of this Sublease, except that if this Sublease is terminated due to a Default by Tenant, then Tenant shall keep the Letter of Credit in effect until sixty (60) days after a final, non-appealable judgment is entered which establishes Tenant's liability to Landlord for breach of this Sublease.

     5.3 Draws on Letter of Credit.

          (a) At any time after a Draw Event (defined in Section 5.3(b) below) occurs, the Beneficiary may present its written demand to Issuer for payment of a portion of the amount of the Letter of Credit as is required to compensate Landlord for damages incurred, with subsequent demands at the Beneficiary's sole election as Landlord incurs further damages) and the Draw Proceeds so obtained may be applied to the extent reasonably required to compensate Landlord for damages incurred, or to reimburse Landlord as provided herein, in connection with any such Default or other Draw Event, and any remaining Draw Proceeds shall be retained by the Beneficiary to secure the performance of Tenant's obligations under this Sublease, but shall be returned by Landlord as provided in Section 5.3(c) below.

          (b) A "Draw Event" shall mean any of the following: (i) a Default occurs under the Sublease; (ii) Tenant is the subject of an Insolvency Proceeding (as defined in Section 14.1 below); (iii) this Sublease is terminated by Landlord due to a Tenant Default; (iv) the Letter of Credit is not replaced with another Letter of Credit meeting the requirements of this Article 5 from an Issuer reasonably approved by Landlord at least thirty (30) days prior to the expiry date of the Letter of Credit then held by Landlord.

            (c) If Landlord or the Beneficiary uses any Draw Proceeds to cure any Default by Tenant hereunder and/or for any other reason permitted or contemplated by this Article 5. Tenant shall provide a replacement Letter of Credit in the Required Amount, and otherwise meeting the requirements of this
Article 5, within ten (10) days of notice from Landlord or the Beneficiary, and Tenant's failure to do so shall be a Default hereunder without requirement of notice or benefit of any grace or cure period. Upon providing the replacement Letter of Credit in the Required Amount and otherwise meeting the requirements of this Article 5. Landlord shall concurrently surrender the original Letter of Credit to Tenant, and, provided there is no other Default by Tenant, any unused Draw Proceeds shall be returned to Tenant.

      5.4 Required Amount of Letter of Credit.

            (a) The term "Required Amount" shall mean Two Million Three Hundred Sixty-Eight Thousand One Hundred Eighty-One and no/100ths Dollars
($2,368,181.00), subject to adjustment as provided in Section 5.4(b) below.

            (b) Tenant shall be permitted to reduce the Required Amount of the Letter of Credit on each anniversary of the Commencement Date by the amount of Three Hundred Ninety-Four Thousand Six Hundred Ninety-Six and 85/100ths Dollars ($394,696.85); provided, however, that the Required Amount shall not, at any time, be less than (i) for the first one hundred twenty (120) months of the Term, Seven Hundred Eighty-Nine Thousand Three Hundred Ninety-Three and 68/100ths Dollars ($789,393.68) plus the amount of any increase in the Required Amount under Article 15 of this Sublease, and (ii) for the remainder of the Term, an amount equal to two hundred percent (200%) of the monthly Base Rent for the Premises exclusive of any First Offer Space (defined in Article 15 below), if any, plus the amount of any increase in the Required Amount under Article 15 below. Such reductions in the Required Amount shall only be permitted so long as
(A) Tenant is not in material Default and no event has occurred which, with the passage of time or giving of notice, or both, would constitute a material Default under this Sublease on such anniversary date, and (B) Landlord has neither delivered a notice of Tenant's failure to perform any of its obligations under this Sublease nor assessed a late charge pursuant to Section 4.1 at any time during the previous six (6) months, or more than two (2) times during the previous eighteen (18) months, regardless in each case of whether such failure was cured by Tenant within any applicable grace or cure period. If a reduction in the Required Amount is disallowed under clause (A) or (B) of the preceding sentence, and if all requirements for reduction in the Required Amount are satisfied on the next succeeding anniversary of the Commencement Date, then (subject to the limitations concerning the minimum Required Amount), the Required Amount may be reduced on such succeeding anniversary of the Commencement Date by Three Hundred Ninety-Four Thousand Six Hundred Ninety-Six and 85/100ths Dollars ($394,696.85).

      5.5 Assignment of Letter of Credit. Landlord shall assign the Letter of Credit to Master Landlord in accordance with the terms and conditions of Section
3.2 of the Master Landlord Consent. Tenant shall cooperate with Landlord in connection with any modifications of or amendments to the Letter of Credit that may be reasonably requested in connection with any such assignment. Any reasonable and customary costs imposed by the Issuer in connection with an assignment of the Letter of Credit shall be paid by Landlord; provided, however, that Landlord may require the Issuer to fix such costs at the time Landlord approves of the Issuer and Landlord may disapprove any proposed Issuer solely on the basis that the costs such proposed Issuer would impose in connection with an assignment of the Letter of Credit are not reasonable and customary at the time in question.

6. UTILITIES AND SERVICES TO BE FURNISHED BY LANDLORD.

      6.1 Standard Utilities and Services. Landlord agrees to furnish Tenant the following services and utilities: (a) hot and cold water service for use in the lavatories and for domestic water, automatic dishwasher and refrigerator use in any kitchenette or lounge on each floor on which the Sublease Premises are located; (b) HVAC in season during Normal Business Hours, at such temperatures and in such amounts as are standard for normal office use in Comparable Buildings, assuming a use of the Premises consistent with the limitations described in Sections 9.2(a)(i) and (ii) of the Master Lease, or as required by governmental authority; (c) routine maintenance and repair of the Common Areas (but excluding any repairs required due to casualty); (d) janitorial service on Business Days (provided, however, that Landlord shall not be required to provide janitorial service to any general service cafeteria as distinguished from a catered or "prepackaged" food service area); (d) passenger and freight elevator service; (e) electricity to the Premises for general office use, including lighting during Normal Business Hours; (f) during such time as Landlord is responsible for the provision of security services pursuant to Section 5.1(b) of the Master Lease, on-site security measures reasonably comparable to those provided by owners of Comparable Buildings, and if Landlord ceases to be responsible under Section 5.1(b) of the Master Lease for the provision of such security services, Landlord shall reasonably enforce any obligation of Master Landlord under the Master Lease to provide such services; and (g) such other services as Landlord from time to time reasonably determines are necessary or appropriate. All such utilities and services are included in Expenses and are hereinafter collectively referred to as "Standard Services".

      6.2 Excess Services.

            (a) As used in this Sublease, "Excess Services" shall mean:

                  (i) Tenant's consumption of electricity in excess of four (4) watts per square foot of the Sublease Premises per month, and/or Tenant's consumption of other utilities in excess of what typically would be supplied for normal office use;

                  (ii) Tenant's use of lighting in the Sublease Premises other than during Normal Business Hours and in the Common Areas during times and hours not customarily provided for all tenants of the Master Premises;

                  (iii) Tenant's use of HVAC other than during Normal Business Hours;

                  (iv) Tenant's use of the Sublease Premises for other than normal office use, and/or Tenant's installation of floor covering or other improvements, which in either case requires special janitorial services in excess of the standard services for the Master Premises;

                  (v) Tenant's use of heat generating machines or equipment which imposes additional demands on the HVAC system(s) serving the Sublease Premises; and

                  (vi) Tenant's acts or omissions (or the acts or omissions of Tenant's agents, employees, contractors or invitees) which necessitate maintenance of or repair(s) to the Common Areas or other elements of the Building or the Property in excess of ordinary wear and tear.

            (b) Excess Services shall be made available as follows:

                  (i) Tenant shall be permitted to consume electricity and other utilities in excess of that provided as part of the Standard Services so long as such excess consumption does not (A) exceed the rated capacity of any of the Base Building Systems serving the Sublease Premises, or (B) interfere with the provision of adequate utilities and services to other occupants of the Building or the Property. Tenant shall pay Landlord, within ten (10) days after receipt of an invoice therefor, the standard charge for such excess electricity or other utilities as reasonably determined by Landlord from time to time, which shall be reasonably related to Landlord's cost to provide any excess utilities and reasonably competitive with the amounts charged by landlords of Comparable Buildings for such excess utilities. Landlord may reasonably estimate Tenant's consumption of utilities, or Landlord may elect to install one or more sub-meters to measure Tenant's consumption of utilities, in which case the cost of installing, maintaining and reading any such sub-meter(s) shall be included in Landlord's reasonable cost of providing the excess utilities.

                  (ii) Tenant, upon such advance notice as is reasonably required by Landlord, shall have the right to use lighting in the Sublease Premises during hours other than Normal Business Hours, and/or to receive HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord, within ten (10) days after receipt of an invoice therefor, the standard charge for the additional lighting and/or HVAC service as reasonably determined by Landlord from time to time, which shall be reasonably related to Landlord's cost to provide any such services and reasonably competitive with the amounts charged by landlords of Comparable Buildings for such services.

                  (iii) Landlord shall have no obligation to make available to Tenant any other Excess Services. However, if Landlord elects to do so, Tenant shall reimburse Landlord for all costs reasonably incurred by Landlord in providing such Excess Services within ten (10) days after receipt of an invoice therefor.

                  (iv) The amount to be reimbursed to Landlord shall include administrative fees or additional management charges to compensate Landlord for costs associated with the provision of the Excess Services, but such fees and charges shall not exceed those imposed by the owners of Comparable Buildings for providing services comparable to the Excess Services.

            (c) In no event will Landlord be required to provide any Excess Services hereunder to the extent that provision of such service would require Landlord to make any material alteration to the Building or the Building's mechanical, electrical, plumbing or fire/life safety systems.

            (d) Tenant shall have the right to object to Landlord's determination or calculation of Excess Services by written notice to Landlord within thirty (30) days after receipt of each individual invoice, or, within ninety (90) days after receipt of any annual statement from Landlord reconciling annual billings and payments (but then only as to the amount of the prior invoices affected by the reconciliation). In the event of Tenant's objection, Tenant shall have the right to review Landlord's records for up to one hundred eighty (180) days after Landlord delivers to Tenant any such annual reconciliation. If Tenant and Landlord are unable to resolve the dispute within thirty (30) days after Tenant's objection, the matter may be submitted for Interim Resolution pursuant to Section 18.1 of this Sublease. In the event of an agreement or Interim Resolution determination of an underbilling or overbilling, the obligor shall pay the required amount within ten (10) days of such agreement or determination.

      6.3 Service Failure.

            (a) Landlord's failure to furnish, or any interruption or termination of, Standard Services or of only those Excess Services described in Sections 6.2(b)(i) and 6.2(b)(ii) (collectively, "Services") due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a "Service Failure") including, without limitation, any failure by Master Landlord to provide any such Services, shall not (i) render Landlord liable to Tenant, (ii) constitute a constructive or actual eviction of Tenant, (iii) give rise to an abatement of Rent, or (iv) relieve Tenant from the obligation to fulfill any covenant or agreement under this Sublease, except as expressly provided in Sections 6.3(b) through 6.3(e) below.

            (b) Promptly following Landlord's receipt of written notice from Tenant identifying with reasonable particularity the nature of any Service Failure ("Service Failure Correction Notice"), Landlord shall reasonably investigate to determine the cause of the Service Failure. Where the Service Failure is caused or materially contributed to by the failure of Master Landlord to perform under the Master Lease (a "Master Landlord Service Failure"), Sections 6.3(c) and 6.3(d) hereafter shall apply thereto. Where the Service Failure is not caused or materially contributed to by the failure of Master Landlord to perform under the Master Lease (a "Landlord Service Failure"),
Section 6.3(e) hereafter shall apply thereto. If Landlord and Tenant disagree as to whether a Service Failure is a Master Landlord Service Failure or a Landlord Service Failure, the matter shall be submitted for an Interim Resolution pursuant to Section 18.1 below.

            (c) In the case of a Master Landlord Service Failure, Landlord shall commence using and diligently pursue to completion commercially reasonable efforts to cause Master Landlord to undertake appropriate corrective action, including filing appropriate legal action if required. If Landlord fails to commence using commercially reasonable efforts within twenty (20) days after receipt of Tenant's Service Failure Correction Notice [or, in case of a dispute between Landlord and Tenant as to whether the Service Failure is a Master Landlord Service Failure or a Landlord Service Failure, within twenty (20) days after an Interim Resolution classifying it as a Master Landlord Service Failure], or if Landlord timely commences using but thereafter fails to diligently pursue commercially reasonable efforts to cause the correction of the Master Landlord Service Failure, and, provided in either such case Tenant gives an additional thirty (30) days notice to Landlord of Tenant's intention to invoke its rights under this Section 6.3(c), Tenant shall have the right to exercise the Master Lease Self Help Rights. If Tenant exercises the Master Lease Self Help Rights: (A) Tenant shall protect, defend and hold Landlord free and harmless from and against any and all Claims; and (B) Tenant shall be entitled to receive from Landlord such reimbursement as Landlord receives from Master Landlord pursuant to Section 7.2 of the Master Lease in respect of the corrective action(s) taken by Tenant.

            (d) If any Master Landlord Service Failure shall give rise to a right of abatement under Section 9.3 of the Master Lease with respect to any portion of the Master Premises which includes the Sublease Premises, Landlord shall abate Rent to the extent Landlord is entitled to Rent abatement from Master Landlord (measured by the Rentable Area of the Master Premises as to which Rent is abated, rather than by the dollar amount of Rent abatement under the Master Lease), among all tenants occupying the portion of the Master Premises affected by such Master Landlord Service Failure, provided (i) all tenants eligible for the benefit of such Rent abatement meet all the conditions specified in the Master Lease with respect to the impairment of use of and failure to actually use their respective premises; and (ii) if only a portion of the Sublease Premises is affected and such portion is otherwise eligible for the abatement of Rent under the Master Lease, such abatement shall be based on the proportion the area affected by the abatement bears to the total Sublease Premises hereunder. Where a material part of the Sublease Premises is affected by a Master Landlord Service Failure, then, notwithstanding anything to the contrary contained in this Sublease or the Master Lease, Landlord and Tenant shall jointly cooperate and conduct any negotiation and/or arbitration with Master Landlord with regard to abatement of Rent pursuant to Section 9.3(c) of the Master Lease, and Landlord shall make no separate agreement with Master Landlord with respect to such abatement without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed. If Landlord and Tenant cannot agree in good faith as to the handling of the negotiations and/or arbitration with Master Landlord in regard to Rent abatement pursuant to the Master Lease, the matter shall be submitted for Interim Resolution in accordance with Section 18.1 below. Further, during the entire Term of this Sublease, Landlord shall not terminate the Master Lease pursuant to Section 9.3(d) of the Master Lease as to the Sublease Premises without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.

            (e) Where a Landlord Service Failure does not materially interfere with Tenant's business operations in the Sublease Premises, Tenant's remedies therefor shall be limited to specific performance, injunctive relief and/or direct damages in the case of a Landlord Default. However, where a Landlord Service Failure materially interferes with Tenant's business operations in the Sublease Premises, Tenant shall have the following self-help rights (the "Sublease Self-Help Rights"):

                  (i) If the Landlord Service Failure continues for more than ten (10) days after Tenant's Service Failure Correction Notice, Tenant may give Landlord a written notice of Tenant's intention to exercise the Sublease Self-Help Rights under this Section 6.3(e). Tenant's notice shall state with reasonable particularity those Services affected by the Landlord Service Failure which must be restored to correct the material interference with Tenant's business operations in the Sublease Premises (the "Required Services").

                  (ii) If the Landlord Service Failure continues for an additional period equal to the greater of (A) ten (10) days after receipt of Tenant's notice under Section 6.3(e)(i) above, or (B) such number of days after receipt of Tenant's notice under Section 6.3(e)(i) above within which Landlord, acting diligently, reasonably can be expected to cure such Landlord Service Failure, then Tenant shall be entitled to: (A) directly contract for the Required Services using qualified and reputable providers, and deduct the reasonable cost thereof from subsequent installments of Base Rent until such amounts have been fully recovered, but subject to the Offset Limit specified in
Article 23 below; and (B) where Tenant is unable to procure the Required Services, despite using commercially reasonable efforts to do so, and because of the absence of such Required Services Tenant is unable to use (and does not in fact use) more than fifty percent (50%) of the Sublease Premises for more than four (4) months, Tenant shall have the right to terminate this Sublease by written notice to Landlord at any time before the Required Services are restored.

7. REPAIRS AND ALTERATIONS.

      7.1 Tenant's Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Sublease Premises necessary to keep the Sublease Premises in good condition and repair reasonably consistent with the quality of other similar tenancies in the Building, reasonable wear and tear over the Term and damage by casualty excepted, and otherwise in compliance with the provisions of the second sentence of Section 7.1 of the Master Lease,[except to the extent that Landlord has expressly assumed any such repair obligation under this Sublease]. Tenant's repair obligations include, without limitation, repairs to: (1) floor covering;
(2) interior partitions; (3) interior doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, "Cable") that is installed by or for the exclusive benefit of Tenant and located in the Sublease Premises or other portions of the Building;
(6) any facilities exclusively serving Tenant which are not Base Building Systems; and (7) Alterations performed by contractors retained by Tenant, including related HVAC balancing. All repairs shall be performed in accordance with the requirements of the Master Lease.

      7.2 Landlord's Repair Obligations. Landlord shall maintain the Common Areas of the Building that are not the responsibility of Master Landlord to maintain under the Master Lease to the standard specified in Section 7.1 of the Master Lease and shall effect repairs required by Section 3.2(c) of this Sublease. In no event will Landlord have any obligation to maintain or repair any portion of the Sublease Premises or the Building that Master Landlord is obligated to maintain or repair.

            (a) With respect to repairs required to be effected by Master Landlord pursuant to the Master Lease, promptly following Landlord's receipt and written notice from Tenant identifying such repairs ("Repair Notice"), the following shall apply:

                  (i) Landlord shall reasonably investigate Tenant's Repair Notice, and, if Landlord reasonably determines that Master Landlord is responsible for such repairs under Section 7.1 of the Master Lease, Landlord shall commence and diligently pursue to completion commercially reasonably efforts to cause Master Landlord to undertake appropriate corrective action, including filing appropriate legal action if required.

                  (ii) If Landlord and Tenant disagree as to whether Master Landlord is responsible for such repairs, or as to whether Landlord is vigorously pursuing Master Landlord for the purpose of causing Master Landlord to effect such repairs, the matter shall be submitted for Interim Resolution pursuant to Section 18.1 below.

                  (iii) If Landlord fails to commence using commercially reasonable efforts within ten (10) business days after receipt of Tenant's Repair Notice (or, in case of a dispute under Section 7.2(a)(ii) above, within ten (10) business days after an Interim Resolution requiring Landlord to undertake such efforts), or if Landlord timely commences using, but thereafter fails to diligently pursue commercially reasonable efforts to cause the correction of latent defects by Master Landlord, and, provided in either such case Tenant gives an additional thirty (30) days' notice to Landlord of Tenant's intention to invoke its rights under this Section 7.2(a)(iii), Tenant shall have the right to exercise the Master Lease Self Help Rights.

            (b) If Tenant exercises the Master Lease Self Help Rights specified in Section 7.2(a)(iii) above: (A) Tenant shall protect, defend and hold Landlord free and harmless from and against any and all Claims; and (B) Tenant shall be entitled to receive such reimbursement as Landlord receives from Master Landlord pursuant to Section 7.2 of the Master Lease in respect of the corrective action(s) taken by Tenant.

      7.3 Alterations. Tenant may make Alterations (as distinguished from Tenant's initial Tenant Improvements and as defined in Section 6.1 of the Master Lease) to the Sublease Premises only with Landlord's prior written consent (which shall not be unreasonably withheld) and then only on the terms and conditions specified in Article 6 of the Master Lease. In those circumstances where Master Landlord's consent is required under
Article 6 of the Master Lease, it shall be reasonable for Landlord to withhold its consent if Master Landlord withholds its consent to such Alterations. In the event Master Landlord unreasonably withholds its consent to Tenant's proposed Alterations, Landlord shall exercise all commercially reasonable efforts to secure Master Landlord's consent, including legal proceedings, all at Tenant's sole cost and expense. Landlord and Tenant shall cooperate in good faith in obtaining Master Landlord's approval for Alterations and Tenant shall protect, defend and hold Landlord free and harmless from and against any and all Claims arising from any proceedings to obtain such approval.

8. ACCESS CONTROLS.

      Tenant shall have the right to install a security card reader system for access to the Building as provided in Section 5.1 (a) of the Master Lease, including, subject to the approval of Master Landlord and compliance with all applicable life safety statutes, codes, ordinances, orders, rules and regulations of any municipal, state, federal or other governmental entity and all other life safety requirements, the right to install a security card reader system in the stairwells between floors of the Sublease Premises. Tenant shall reasonably cooperate with Landlord as necessary to allow Landlord to coordinate use of the Building's security card reader system with any compatible security card reader system Landlord installs to control access to the Sublease Premises. Tenant's security card reader system shall accommodate entry by Landlord and Master Landlord.

9. ENTRY BY LANDLORD.

      Landlord, its agents, contractors and employees may enter the Sublease Premises to inspect or show the Sublease Premises, to clean and make repairs, alterations or additions to the Sublease Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants' premises. Except in emergencies or to provide janitorial and other Services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Sublease Premises, which may be given orally. Tenant acknowledges and understands that, in addition, the Sublease Premises shall be subject to the entry rights of Master Landlord under Article 18 of the Master Lease. Entry by Landlord in accordance with this Sublease or by Master Landlord in accordance with the Master Lease shall not constitute a constructive eviction or entitle Tenant to any abatement or reduction of Rent. Except as otherwise expressly provided in this Article 9, Landlord's entry into the Sublease Premises shall be on the same terms and conditions as applicable to the Master Landlord.

10. ASSIGNMENT AND SUBLETTING.

      10.1 Prohibitions. Except as provided in Section 10.2 below, Tenant shall not assign, sublease, transfer or encumber any interest in this Sublease or allow any third party to use any portion of the Sublease Premises (collectively or individually, a "Transfer") without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, it is agreed that Landlord's consent shall not be considered unreasonably withheld if
(a) the proposed Transferee would not meet any condition specified in Section 14.2(b) of the Master Lease, or (b) Landlord is unable to obtain the consent of Master Landlord to the proposed Transfer after diligent, good faith efforts, if the proposed Transfer is not otherwise permitted under the Master Lease without the Master Landlord's consent. As part of its request for Landlord's consent to a Transfer, Tenant shall provide Landlord with the information required under
Section 14.2(a) of the Master Lease. In addition to the costs of Master Landlord reimbursable by Landlord to Master Landlord under the Master Lease, Tenant shall pay

Landlord's reasonable, actual out-of-pocket costs incurred in connection with the review of any request for consent to a Transfer. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Sublease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of every proposed transferee. Any attempted Transfer in violation of this
Article 10 shall constitute a Default by Tenant without necessity of notice or any grace or cure period and, at Landlord's option, the attempted Transfer shall be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord's rights to approve any subsequent Transfer. In no event shall any Transfer release or relieve Tenant from any obligation under this Sublease.

      10.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Sublease, Tenant may assign this Sublease or may sublet the Sublease Premises without Landlord's consent for any use permitted under this Sublease, to any corporation or other entity which controls, is controlled by, or is under common control with Tenant, or to any corporation or other entity resulting from a merger, reorganization or consolidation with Tenant, or to any person or entity which acquires controlling interest in Tenant's stock or substantially all of the assets of Tenant as a going concern (collectively, an "Affiliate"), provided that (a) Tenant gives Landlord at least thirty (30) days prior notice of such assignment or sublease, (b) the Affiliate assumes in writing all of Tenant's obligations under this Sublease, and (c) Tenant gives Landlord such information as Landlord shall reasonably request regarding the Affiliate, including evidence that the assignee or subtenant qualifies as an Affiliate.

      10.3 Prohibited Transfers. Notwithstanding any provision in this Sublease to the contrary, Tenant shall not mortgage, pledge, hypothecate or otherwise encumber all or any portion of Tenant's interest under this Sublease.

11. INDEMNITY.

      11.1 Master Lease Indemnity by Tenant. Tenant, for itself and for its agents, representatives, contractors, employees, or invitees, and not on behalf of or because of the acts or omissions of Landlord or Landlord's Representatives or Visitors (which shall have the same meaning as "Tenant's Representative or Visitors" under the Master Lease), assumes the indemnity obligations of Landlord under Section 10.2 of the Master Lease as they specifically relate to the Sublease Premises ("Master Lease Indemnity") and agrees to perform the Master Lease Indemnity for the benefit of Master Landlord. If pursuant to the Master Landlord Consent, Master Landlord agrees to extend its waiver of subrogation in
Section 11.3 of the Master Lease to also benefit Tenant, Tenant's assumption of the Master Lease Indemnity, as applied to Master Landlord, shall be subject to such waiver of subrogation.

      11.2 Tenant Indemnity of Landlord. Subject to the waiver of subrogation provided in Section 12.4 below, Tenant shall indemnify, protect, defend and hold harmless Landlord from and against Claims to the extent arising from (a) the acts or omissions of Tenant or Tenant's Representatives or Visitors in or about the Property, or (b) any construction or other work undertaken by Tenant in the Sublease Premises (including any design defects), or (c) any breach or default under this Sublease by Tenant, except that Tenant's duty to indemnify, protect, defend and hold harmless Landlord shall not apply to the extent such Claims are caused by the negligent or willful acts or omissions of Landlord or its authorized representatives. Notwithstanding any other provision of this Sublease to the contrary, in no event shall Tenant be liable to Landlord for any punitive or consequential damages, and Tenant and Landlord agree and understand that Landlord's express remedies under this Sublease

(including those arising by virtue of the incorporation in this Sublease of Section 15.2 of the Master Lease) permit the recovery of actual, but not consequential or punitive, damages.

      11.3 Landlord Indemnity of Tenant. Subject to the waiver of subrogation provided in Section 12.4 below, Landlord shall indemnify, protect, defend and hold harmless Tenant from and against Claims to the extent arising from (a) the active negligence of Landlord or Landlord's authorized representatives in or about the Property, or (b) any breach or default under this Sublease by Landlord, except that Landlord's duty to indemnify, protect, defend and hold harmless Tenant shall not apply to the extent such Claims are caused by the negligent or willful acts or omissions of Tenant or its Representatives or Visitors. Notwithstanding any other provision of this Sublease to the contrary, in no event shall Tenant be liable to Landlord for any punitive or consequential damages, and Tenant and Landlord agree and understand that Tenant's express remedies under this Sublease permit the recovery of actual, but not consequential or punitive, damages.

12. INSURANCE.

      12.1 All-Risk/Special Form. Landlord shall not be required to maintain the all-risk/special form insurance ("All Risk Insurance") required by Section 11.2 of the Master Lease; provided, however, if Master Landlord fails to maintain such All Risk Insurance, upon receipt of Tenant's written request, Landlord shall exercise commercially reasonable efforts to cause Master Landlord to maintain the All Risk Insurance required by Section 11.2 of the Master Lease during the entire Term hereof.

      12.2 General Commercial Liability. Landlord and Tenant shall maintain the following coverages otherwise meeting the requirements of the Master Lease, subject to the terms of the Master Landlord Consent regarding insurance:

           TYPE OF COVERAGE                                 AMOUNT
Commercial General Liability                   Two Million Dollars ($2,000,000)
                                               combined single limit, with
                                               completed operations and products
                                               coverage

"Excess" Liability or "Umbrella" Coverage      Five Million Dollars ($5,000,000)
Required "Best" Rating                         A-/ VIII

      12.3 Certificates of Insurance. Landlord and Tenant agree to deliver to the other certificates of insurance evidencing the existence in force of the policies of insurance required by this Article 12, together with endorsements showing that the parties have been named as additional insureds. Each of the certificates shall provide that such insurance shall not be canceled or materially amended unless at least thirty (30) days' prior written notice of such cancellation or amendment is given to the party designated on such certificate as the holder thereof. Landlord's sole obligation contained in this
Section 12.3 shall be to exercise commercially reasonable efforts to cause delivery by Master Landlord to Tenant of a copy of Master Landlord's certificate of insurance for the All Risk Insurance (or to deliver a copy if in Landlord's possession). To the extent available on commercially reasonable terms and conditions, all insurance to be maintained by Landlord and Tenant shall be written on an "occurrence" rather than a "claims made" basis.

      12.4 Waiver of Subrogation. The provisions of Section 11.3 of the Master Lease shall be applicable to this Sublease.

13. CASUALTY AND CONDEMNATION.

      13.1 Termination Rights.

            (a) If the Master Premises are totally taken by Condemnation and the Master Lease terminates in accordance with Section 13.2 thereof, this Sublease shall automatically terminate as of the Date of Condemnation as referenced in
Section 13.1(c) of the Master Lease. If any event occurs which gives Master Landlord the right to terminate the Master Lease under Articles 12 or 13 of the Master Lease, and if Master Landlord exercises such right, this Sublease shall automatically terminate on the same date as the Master Lease terminates. If any event occurs which gives Landlord the right to terminate the Master Lease under Articles 12 or 13 of the Master Lease, Landlord shall not exercise its right to terminate the Master Lease with respect to any portion of the Sublease Premises without the prior written consent of Tenant, which consent may be granted or withheld in Tenant's sole discretion.

            (b) If any event occurs which gives Landlord the right to terminate the Master Lease under Articles 12 or 13 of the Master Lease, and if Tenant desires to terminate this Sublease, or any portion thereof, as a consequence of such event, Landlord shall, upon Tenant's request, exercise Landlord's right to terminate the Master Lease, or any portion thereof, if applicable. If the Master Lease, is so terminated, this Sublease shall also terminate concurrently with the termination of the Master Lease.

      13.2 Restoration. Landlord shall have no obligation to restore any portion of the Building or Master Premises which Master Landlord is obligated to restore under Article 12 or 13 of the Master Lease. However, if this Sublease is not terminated under Article 12 or 13 of the Master Lease, Landlord shall use commercially reasonable efforts to enforce Master Landlord's repair or restoration obligations thereunder.

14. EVENTS OF DEFAULT.

      14.1 Tenant Defaults

            (a) Tenant shall be considered to be in default of this Sublease upon the occurrence of any of the following events of default (each, a "Default"), notwithstanding any contrary provision of the Master Lease:

                  (i) Tenant's failure to pay when due all or any portion of the Rent if such failure continues for more than three (3) days after Landlord's notice to Tenant of such delinquency.

                  (ii) The occurrence or existence of any act or omission by Tenant which is described as a Default by Tenant under Section 5.3(c) or Section
10.1 of this Sublease.

                  (iii) Tenant's failure (other than a Default under Sections 14.1(a)(i) and 14.1(a)(ii) above) to comply with any term, provision or covenant of this Sublease, if the failure is not cured within the earlier of: (A) twenty
(20) days after written notice to Tenant, provided, however, if Tenant's failure to comply cannot reasonably be cured within twenty (20) days, Tenant shall be allowed additional time as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within twenty (20) days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Sublease; or (B) twenty (20) days prior to the date that such failure to comply would cause an Event of Default by Landlord under the Master Lease.

                  (iv) Tenant (a) makes an assignment for the benefit of creditors; (b) is adjudicated as insolvent; (c) files a petition (or files an answer admitting the material allegations of a petition) under any state or federal bankruptcy or other Laws affecting creditors' rights; (d) fails, within ninety (90) days after the commencement of proceedings for relief under any state or federal bankruptcy or other Laws affecting creditors' rights, to have such proceedings dismissed; (e) has all or substantially all of its assets subject to judicial seizure or attachment and such seizure or attachment is not released within ninety (90) days; (f) consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of its assets; or (g) fails within ninety (90) days after the appointment of such a trustee, receiver or liquidator to have such appointment vacated (each, an "Insolvency Proceeding").

                  (v) Tenant's leasehold estate under this Sublease is taken by process or operation of Law.

                  (vi) Tenant abandons the Sublease Premises. For this purpose, "abandonment" shall have the meaning provided in California Civil Code Section 1951.3.

            (b) Upon the occurrence of a Default by Tenant, Landlord shall have all the remedies specified in Section 15.2 of the Master Lease, including, without limitation, the remedies prescribed in Section 1951.2 and Section 1951.4 of the Civil Code of California, as set forth in the Master Lease, and such additional remedies as are expressly provided in this Sublease.

      14.2 Landlord Default.

            (a) Except if a shorter or longer time period is specified in this Sublease, Landlord's failure to pay any amount due to Tenant under this Sublease or to perform any other obligation under this Sublease for more than thirty (30) days after notice from Tenant to Landlord demanding such payment or performance (which notice must detail with reasonable particularity the amount owed or the obligation which is unperformed), such failure shall constitute a "Landlord Default"; provided, however, that if a nonmonetary obligation of Landlord under this Sublease cannot by its nature be cured in the exercise of reasonable diligence within thirty (30) days after Tenant's notice, there shall be no Landlord Default if Landlord commences performance within that period and diligently proceeds to cure the failure of performance within a reasonable period of time.

            (b) Upon the occurrence of a Landlord Default, Tenant may commence an action for direct damages, and/or where appropriate, for specific performance or injunctive relief, or exercise any other remedy expressly provided granted to Tenant under this Sublease. However, notwithstanding any contrary provision of this Sublease, Landlord will not be liable to Tenant for indirect, consequential or punitive damages, including, without limitation, lost profits.

15. RIGHTS OF FIRST OFFER AND EXPANSION OPTION.

      15.1 Rights of First Offer. Tenant shall have rights of first offer (individually and collectively, the "ROFO") to lease (a) the entire Rentable Area on the fourth (4th) floor of the Building (the "Fourth Floor Space"), and
(b) the entire Rentable Area on the third (3rd) floor of the Building (the "Third Floor Space"), on and subject to the terms and conditions set forth in this Article 15. The term "First Offer Space" refers to the Fourth Floor Space and the Third Floor Space, both individually and collectively.

      15.2  Fourth Floor Space/ROFO.

            (a) Upon Landlord's receipt of a Proposal to Sublease (as defined below) for all or a portion of the Fourth Floor Space which Landlord desires to accept, Landlord shall notify Tenant of the Proposal to Sublease and Tenant shall have five (5) business days after receipt of such notice to notify Landlord in writing of Tenant's exercise of the ROFO with respect to the Fourth Floor Space. During such five (5) business day period, Tenant and Tenant's agents shall have the right to enter into the Fourth Floor Space for purposes of due diligence inspection. If Tenant fails to exercise the ROFO as to the Fourth Floor Space affected by such Proposal to Sublease (or as to the entire Fourth Floor Space if the Proposal to Sublease affects fifty percent (50%) or more of the Rentable Area of the Fourth Floor Space) within such five (5) Business Day period, Tenant's ROFO as to the Fourth Floor Space affected by the Proposal to Sublease (or as to the entire Fourth Floor Space if the Proposal to Sublease affects fifty percent (50%) or more of the Rentable Area of the Fourth Floor Space) shall lapse and be of no further force or effect.

            (b) If the Proposal to Sublease is for less than fifty percent (50%) of the Rentable Area of the Fourth Floor Space, Tenant shall be required to exercise the ROFO only as to the Rentable Area included in the Proposal to Sublease, but may, at its option, exercise the ROFO for the entire Fourth Floor Space (exclusive of any portion thereof as to which Tenant has previously chosen not to exercise its ROFO or as to which the ROFO was unavailable to Tenant). If the Proposal to Sublease is for fifty percent (50%) or more of the Rentable Area of the Fourth Floor Space, Tenant must exercise the ROFO as to the entire Fourth Floor Space (again exclusive of any portion thereof as to which Tenant has previously chosen not to exercise its ROFO or as to which the ROFO was unavailable to Tenant). Tenant's ROFO for the Fourth Floor Space shall continue until Landlord has entered into leases with tenants occupying at least fifty percent (50%) of the Rentable Area of the Fourth Floor Space, or Tenant has not exercised the ROFO for a Proposal to Sublease for fifty percent (50%) or more of the Rentable Area of the Fourth Floor Space.

            (c) If Tenant timely exercises the ROFO as to a portion of or all of the Fourth Floor Space, the Fourth Floor Space shall be added to the Sublease Premises on the first day of the calendar month immediately following Tenant's delivery to Landlord of the notice exercising the ROFO (the "Fourth Floor Commencement Date"), and all terms, covenants and conditions of this Sublease, including the amount of Base Rent and Additional Rent, shall apply to the Fourth Floor Space, except that: (i) the date for delivery of possession of the Fourth Floor Space and the date Tenant's obligation to pay Rent with respect thereto shall be the Fourth Floor Commencement Date; (ii) the Fourth Floor Space shall be delivered in its "As Is" condition existing on the Fourth Floor Commencement Date; (iii) the Required Amount of the Letter of Credit shall be increased by an amount equal to fifty percent (50%) of the annual Base Rent payable for the Fourth Floor Space ratably reduced by the then percentage reduction of the original Letter of Credit specified in Section 5.4(b); (iv) Tenant's Pro Rata Share shall be increased to reflect the ratio (expressed as a percentage) that the Rentable Area of the Sublease Premises (taking into consideration the addition of the Fourth Floor Space) bears to the total Rentable Area of the Master Premises; (v) if the Fourth Floor Commencement Date occurs on or before the second (2nd) anniversary of the Commencement Date, the Tenant Improvement Allowance to be paid by Landlord to Tenant shall equal the product of Seventy Dollars ($70) times the number of square feet of Rentable Area in the Fourth Floor Space then being added to the Sublease Premises; and (vi) if the Fourth Floor Commencement Date occurs after the second (2nd) anniversary of the Commencement Date, then
(A) the Base Rent for the Fourth Floor Space shall be the Fair Market Rental Rate, (B) the Sublease Tax Base Year for the Fourth Floor Space shall be the fiscal tax year ending in the calendar year in which the Fourth Floor Commencement Date occurs (but not earlier than Tax Year 2005-2006), (C) the Sublease Expense Base Year for the Fourth Floor Space shall be the calendar year in which the Fourth Floor Commencement Date occurs, and (D) the Tenant Improvement Allowance for the Fourth Floor Space shall be determined on the basis of the Fair Market Rental Rate for the Fourth Floor Space. The items in clauses (A) and (D) of Subsection 15.2(c)(vi), being the Fair Market Rental Rate and the Tenant Improvement Allowance, are collectively referred to the "First Offer Market Terms". The procedure for establishing the First Offer Market Terms is set forth in Section 15.4 below. As used in this Section 15.2, a "Proposal to Sublease" means a bona fide offer to sublease or non-binding letter of intent for sublease submitted by or to a person not owned or controlled by Landlord under which it is proposed that such person will sublease the Fourth Floor Space on terms and conditions acceptable to Landlord (in Landlord's sole and absolute discretion) and which Landlord agrees to in writing, subject to the ROFO.

      15.3 Third Floor Space/ROFO. Up to thirteen (13) months before Landlord intends to cease occupying any portion of the Third Floor Space (or if Landlord elects not to initially occupy any portion of the Third Floor Space, at any time after Landlord makes such election), Landlord shall notify Tenant of Tenant's right to exercise the ROFO with respect to the Third Floor Space. Tenant shall have thirty (30) days after receipt of such notice within which to notify Landlord in writing of Tenant's exercise of the ROFO with respect to the Third Floor Space. During such thirty (30) day period, Tenant and Tenant's agents shall have the right to enter into the Third Floor Space for purposes of due diligence inspection. If Tenant fails to exercise the ROFO as to the Third Floor Space within such thirty (30) day period, Tenant's ROFO as to the Third Floor Space shall lapse and be of no further force or effect. Tenant may exercise the ROFO only as to the entire Third Floor Space and not just a portion thereof. If Tenant timely exercises the ROFO as to the Third Floor Space, the Third Floor Space shall be added to the Sublease Premises demised by this Sublease on the date specified in Landlord's notice to Tenant of its right to exercise the ROFO as to the Third Floor Space (the "Third Floor Commencement Date"), and all terms, covenants and conditions of this Sublease shall apply to the Third Floor Space, except that: (a) the date for delivery of possession of the Third Floor Space and the date Tenant's obligation to pay Rent with respect thereto shall be the Third Floor Commencement Date; (b) the Third Floor Space shall be delivered in its "As Is" condition existing on the Third Floor Commencement Date; (c) the Base Rent for the Third Floor Space shall be the Fair Market Rental Rate; (d) the Sublease Tax Base Year for the Third Floor Space shall be the fiscal tax year ending in the calendar year in which the Third Floor Commencement Date occurs; (e) the Sublease Expense Base Year for the Third Floor Space shall be the calendar year in which the Third Floor Commencement Date occurs; (f) Tenant's Pro Rata Share shall be increased to reflect the ratio (expressed as a percentage) that the Rentable Area of the Sublease Premises (taking into consideration the addition of the Third Floor Space) bears to the total Rentable Area of the Master Premises; (g)the Tenant Improvement Allowance for the Third Floor Space shall be determined on the basis of the First Offer Market Terms for the Third Floor Space; and (h) the Required Amount of the Letter of Credit shall be increased by an amount equal to fifty percent (50%) of the annual Base Rent payable for the Third Floor Space ratably reduced by the then percentage reduction of the original Letter of Credit specified in Section 5.4(b). The procedure for establishing the First Offer Market Terms for the Third Floor Space is set forth in Section 15.4 below.

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      15.4  Determining First Market Rental Rate/First Offer Market Terms. If
Tenant exercises its ROFO as to any First Offer Space under circumstances where the Fair Market Rental Rate and other First Offer Market Terms therefor need to be established, Landlord and Tenant shall promptly meet and in good faith attempt to agree on: (a) the Fair Market Rental Rate for such First Offer Space; and (b) with respect to Sections 15.2(c)(vi)(D) and 15.3(g), the Tenant Improvement Allowance for such First Offer Space. As applied to the First Offer Space, the "Fair Market Rental Rate" shall mean the rent at which tenants, as of the Fourth Floor Commencement Date or the Third Floor Commencement Date, whichever, is applicable, will be entering into new leases of non-sublease, non-encumbered space on a full service basis comparable in size, location and quality to the applicable First Offer Space, for a term equal to the remainder of the Term, which comparable space is located in Comparable Buildings. The determination of Fair Market Rental Rate shall take into account any material economic differences between the terms of this Sublease and any comparison lease, such as the presence or absence of the obligation to pay a leasing commission, base years, the load factor for the applicable spaces, the length of the term for such leases, rent abatements, tenant improvement obligations, free rent periods, moving allowances, design allowances, the manner, if any, in which a landlord under any such leases is reimbursed for operating expenses and taxes, signage rights (excluding commercial billboard rights), building naming rights, and any other concessions. However, except for payment of a Tenant Improvement Allowance for the First Offer Space, Landlord shall not be obligated to make or pay for any such monetary concessions or inducements. In determining the Tenant Improvement Allowance for any First Offer Space, the quality and quantity of any existing tenant improvements in the applicable First Offer Space shall be taken into account. If the parties are unable to reach agreement on the First Offer Market Terms within thirty (30) days after Tenant's exercise of the applicable ROFO, then Landlord and Tenant shall meet and simultaneously exchange their separate written determinations of the applicable First Offer Market Terms and such determinations shall be submitted to arbitration in accordance with Sections 15.4(a) through 15.4(f) below. Where the First Offer Market Terms are to be determined by arbitration, the following procedures shall apply:

            (a) Landlord and Tenant shall each appoint one (1) arbitrator who shall meet the qualifications set forth in Section 4.2(b) above. Each such arbitrator shall be appointed within thirty (30) days after Tenant's exercise of the applicable ROFO.

            (b) The two (2) arbitrators so appointed shall within ten (10) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria for qualification of the initial two (2) arbitrators, except that the third arbitrator shall be independent and shall not have been previously engaged by Landlord or Tenant for any purpose. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted First Offer Market Terms are the closest to the actual First Offer Market Terms as determined by the arbitrators, taking into account the requirements of this
Section 15.4.

            (c) If the two (2) arbitrators fail to agree upon and appoint a third arbitrator within the time period provided in Section 15.4(b) above, then the parties shall mutually select the independent third arbitrator. If Landlord and Tenant are unable to agree upon the independent third arbitrator within ten
(10) days, then either party may, upon at least five (5) days' prior written notice to the other party, request the Presiding Judge of the San Francisco County Superior Court, acting in his private and nonjudicial capacity, to appoint the third arbitrator.

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

            (d) The three (3) arbitrators shall conduct a hearing within thirty
(30) days after the appointment of the third arbitrator and within ten (10) days thereafter reach a decision as to which of the Landlord's or Tenant's submitted First Offer Market Terms is closest to the actual First Offer Market Terms, and the arbitrators shall use whichever of Landlord's or Tenant's submitted First Offer Market Terms are closest to the actual First Offer Market Terms and shall notify Landlord and Tenant thereof. The decision of a majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

            (e) If either Landlord or Tenant fails to appoint an arbitrator within thirty (30) days after Tenant's exercise of the applicable ROFO, and if such failure shall continue for an additional fifteen (15) days after written notice thereof is received by the non-appointing party, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

            (f) The cost of the arbitrators and the arbitration proceeding, including without limitation reasonable attorneys' and expert witness fees, shall be borne by the party whose submitted First Offer Market Terms are not selected by the arbitrators.

      15.5 Option to Lease Fourth Floor Space. In addition to Tenant's ROFO rights with respect to the Fourth Floor Space, Tenant shall have the exclusive option ("Expansion Option") to lease all (but not less than all) of the Fourth Floor Space on, and subject to, the following terms and conditions:

            (a) Tenant shall notify Landlord in writing of its irrevocable exercise of the Expansion Option on or before 5:00 p.m. P.D.T. on June 1, 2005. Tenant's notice exercising the Expansion Option shall specify the date Tenant requires possession of the Fourth Floor Space. However, if such date is less than ten (10) business days after Landlord's receipt of Tenant's notice exercising the Expansion Option, Landlord shall have up to ten (10) business days after receipt of such notice within which to deliver the Fourth Floor Space.

            (b) If Tenant timely exercises the Expansion Option, the Fourth Floor Space shall be added to the Sublease Premises demised by this Sublease on the date for delivery of possession as specified in Tenant's notice exercising the Expansion Option (in which case, for purposes of this Section 15.5 and the Expansion Option, the Fourth Floor Commencement Date shall mean such delivery date), and all terms, covenants and conditions of this Sublease, including the amount of Base Rent and Additional Rent, shall apply to the Fourth Floor Space, except that: (i) Tenant's obligation to pay Rent with respect to the Fourth Floor Space shall commence one hundred fifty (150) days after Tenant delivers to Landlord its notice exercising the Expansion Option; (ii)the Fourth Floor Space shall be delivered in the same "As Is" condition as the Fourth Floor Space exists on the Effective Date; (iii) the Required Amount of the Letter of Credit shall be increased by an amount equal to fifty percent (50%) of the annual Base Rent payable for the Fourth Floor Space ratably reduced by the then percentage reduction of the original Letter of Credit specified in Section 5.4(b); (iv) Tenant's Pro Rata Share shall be increased to reflect the ratio (expressed as a percentage) that the Rentable Area of the Sublease Premises (taking into consideration the addition of the Fourth Floor Space) bears to the total Rentable Area of the Master Premises.

            (c) In the event Tenant does not exercise the Expansion Option on or before 5:00 p.m. P.D.T., June 1, 2005, the Expansion Option shall be void and of no further force or effect.

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

            (d) Tenant's Expansion Option is granted in addition to, and cumulative with, Tenant's Fourth Floor Space ROFO rights specified in this
Article 15, so that Tenant's ROFO for the Fourth Floor Space shall not be affected by Tenant's failure to exercise the Expansion Option. However, if Tenant exercises the Expansion Option, the ROFO shall be void and of no further force or effect as to the Fourth Floor Space.

      15.6  Amendment to Sublease.

            (a) If Tenant exercises the ROFO as to any First Offer Space, or exercises the Expansion Option, Landlord and Tenant shall promptly thereafter execute an amendment to this Sublease memorializing in accordance with this Sublease the terms and conditions applicable to the Third Floor Space or the Fourth Floor Space thereby added to the Sublease Premises. The failure or refusal of either party to execute any such amendment shall not alter or impair either party's right to enforce this Sublease as to the Third Floor Space or the Fourth Floor Space to which such ROFO or Expansion Option pertains.

            (b) If Tenant exercises its ROFO rights and the First Offer Market Terms have not been established by agreement of the parties or by arbitration as of the Fourth Floor Commencement Date or the Third Floor Commencement Date, as applicable, the First Offer Market Terms specified in Landlord's written determination under Section 15.4 above shall be applicable until a contrary result is accomplished by agreement or arbitration, at which point the parties shall make appropriate adjustments to the First Offer Market Terms, retroactive to the Fourth Floor Commencement Date or the Third Floor Commencement Date, as applicable.

      15.7 Suspension and Personal Nature of ROFO and Expansion Option. Notwithstanding anything in this Article 15 to the contrary, at Landlord's option, and in addition to all of Landlord's remedies under this Sublease, at law or in equity (a) neither the ROFO nor the Expansion Option may be exercised at any time Tenant is in material Default beyond any applicable cure period (and Landlord shall not be obligated to give Tenant notice of any Proposal to Sublease during the pendency of such material Default); and (b) the ROFO and Expansion Option shall be deemed to have lapsed without being exercised by Tenant if Tenant is in material Default beyond any applicable cure period, as of either the date Tenant gives Landlord notice purporting to exercise the ROFO or the Expansion Option or the scheduled Fourth Floor Commencement Date or the Third Floor Commencement Date, as applicable. In addition, the ROFO and Expansion Option are personal to The Gymboree Corporation and any Affiliate of The Gymboree Corporation (as defined in Section 10.2) and may not be assigned, voluntarily or involuntarily, or exercised for initial occupancy of the Third Floor Space or Fourth Floor Space by any occupant other than The Gymboree Corporation or its Affiliates.

      15.8 Existing Tenant Improvements. If Tenant exercises the ROFO as to the Third Floor Space or Fourth Floor Space, or the Expansion Option as to the Fourth Floor Space, Landlord shall not subsequently remove or make any material modifications to the existing improvements in the Third Floor Space or Fourth Floor Space to which such ROFO or Expansion Option pertains except with Tenant's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

16. HOLDING OVER.

      If Tenant or any person claiming occupancy rights by, through or under Tenant ("Tenant Occupant") fails to surrender the Sublease Premises on the Expiration Date or upon the earlier termination of this Sublease, the occupancy by Tenant or Tenant Occupant of the Sublease

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

Premises after the Expiration Date or earlier termination of this Sublease shall be that of a tenancy at sufferance. The occupancy by Tenant or Tenant Occupant of the Sublease Premises during tenancy at sufferance shall be subject to all the terms and provisions of this Sublease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to the greater of: (a) the amount specified in the Master Lease based on Base Rent and Additional Rent attributable to the Sublease Premises or (b) any and all amounts assessed against Landlord by Master Landlord or paid by Landlord to Master Landlord on account of Landlord's failure to surrender possession of the Master Premises, at the expiration or earlier termination of the Master Lease, provided, however, that if more than one subtenant is holding over as a tenant at sufferance at the expiration or termination of the term of the Master Lease, the amount paid or incurred to Master Landlord during periods there is more than one such subtenant shall, for purposes of this clause 16(b), be apportioned among all such subtenants which are holding over.

17. NOTICE.

      If a demand, request, approval, consent or notice (collectively referred to as a "notice") shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party's respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Sublease Premises (or if the Notice Address for Tenant is other than the Sublease Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article 17 or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Sublease Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article 17.

18. DISPUTE RESOLUTION.

      18.1  Interim Resolution.

            (a) As used in this Sublease, the term "Interim Resolution" refers to the expedited dispute resolution procedure set forth in this Section 18.1. The Interim Resolution procedure is applicable only in those instances specifically identified in this Sublease.

            (b) Landlord or Tenant may initiate an Interim Resolution by making written demand therefor upon the other party and delivering a copy of such demand to the San Francisco office of JAMS. The written demand shall describe with reasonable particularity the matter(s) in dispute and the relief sought by the party initiating the Interim Resolution.

            (c) JAMS shall select a single neutral arbitrator ("Arbitrator") meeting the qualifications stated below, and shall administer the Interim Resolution in accordance with the AAA's Commercial Arbitration Rules (as then in effect), except insofar as such Commercial Arbitration Rules conflict with the express provisions of this Section 18.1. The Arbitrator shall be a retired Superior Court judge with a minimum of ten (10) years experience on the bench or a licensed California attorney with a minimum of fifteen (15) years experience handling the negotiation and/or enforcement of commercial real estate matters.

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

            (d) The Arbitrator shall conduct an initial hearing within fifteen
(15) days after his or her selection and shall endeavor to conclude all further hearings needed to reach his or her decision within forty-five (45) days after such appointment. All hearings shall be held in San Francisco, California, unless the parties mutually agree on another venue. The hearings shall be reported by a certified shorthand court reporter, and written transcripts shall be made available to the parties on either party's request.

            (e) Within sixty (60) days after his or her appointment, the Arbitrator shall prepare and provide to the parties a written decision on all matters which are the subject of the Interim Resolution (the "Interim Resolution Decision"). The Interim Resolution Decision shall include the factual findings and legal conclusions which form the basis therefor. The Interim Resolution Decision shall be binding on Landlord and Tenant only as provided in Section 18.1(g) below.

            (f) Subject to Section 18.1(g) below, the Arbitrator shall have the power to grant such legal and equitable remedies and award such damages as may be granted or awarded by a judge of the Superior Court of the State of California; provided, however, that the Arbitrator shall not be empowered to terminate the Sublease or release Tenant from all further obligations hereunder. If the Interim Resolution Decision includes a grant of injunctive relief, the Arbitrator shall require the party seeking such relief to post a surety bond to secure payment of damages sustained by the party against which such relief is granted should the Interim Resolution Decision be overturned as provided in
Section 18.1(g) below.

            (g) The Interim Resolution Decision shall be effective immediately and bind the parties unless and until it is overturned. Not later than sixty
(60) days after issuance of the Interim Resolution Decision, either party may commence an action in the Superior Court of California, or where required by the Master Landlord Consent may initiate Master Lease Arbitration (as defined in
Section 18.2), to fully litigate all questions of fact and matters of law which pertain to the dispute(s) which are subject to such Interim Resolution Decision. The findings of fact and conclusion of law as set forth in the Interim Resolution Decision shall have no precedential or binding effect, although sworn testimony given in the Interim Resolution hearings may be admitted in evidence for impeachment purposes. The issuance of a final judgment in such action, or the confirmation of an award in a Master Lease Arbitration where required by the Master Landlord Consent, shall automatically vacate and overturn the Interim Resolution Decision. In the event a party suffers harm due to any variation between relief granted in the Interim Resolution Decision and the final judgment in the court action (or the award in any required Master Lease Arbitration), the judgment in the court action shall include appropriate damages and such other relief as may be needed to compensate for such harm. If no action is filed or Master Lease Arbitration initiated within sixty (60) days after issuance of the Interim Resolution Decision seeking to litigate factual or legal matters covered by such Interim Resolution Decision, the particular Interim Resolution Decision shall become final and binding on Landlord and Tenant.

            (h) The parties each shall have the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver, if the Interim Resolution Decision to which the applicant may be entitled could be rendered ineffectual in the absence of such relief, or if there is no other adequate remedy. Any such application shall not act as a waiver of the applicant's rights to seek an Interim Resolution Decision.

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            (i) In no event shall any demand for Interim Resolution be made under Section 18.1(b) above, or any court action to be filed under Section 18.1(g) above, after the date that the institution of legal proceedings based on the underlying claim, dispute or other matter would be barred by the applicable statute of limitations.

      18.2 Arbitration of Certain Disputes. Under Section 6.11 of the Master Landlord Consent, Master Landlord, Landlord and Tenant are obligated to arbitrate certain disputes in proceedings administered by the AAA and coordinated under the AAA's Commercial Arbitration Rules ("Master Lease Arbitration"). The involvement of Landlord and Tenant in Master Lease Arbitration proceedings shall preclude Landlord and Tenant from seeking an Interim Resolution of matters disputed therein.

      18.3 Litigation. Except as otherwise expressly provided in this Sublease and except as provided in Sections 18.1 and 18.2 of this Sublease, and in
Article 8 of the Work Letter, all disputes between Landlord and Tenant arising out of this Sublease shall be resolved through litigation.

19. PARKING.

      19.1 Parking Spaces. Throughout the Term of this Sublease, Tenant shall be permitted to lease parking spaces in the parking facility serving the Building (the "Parking Facility") at the rate of up to one (1) parking space per three thousand (3,000) square feet of Rentable Area of the Sublease Premises (rounded down, in the case of a fraction, to the nearest whole number) on the terms and conditions specified in Exhibit E to the Master Lease as applicable to such spaces, including any rules and regulations of Master Landlord governing the use of such parking spaces or the Parking Facility, and otherwise subject to the provisions of the Master Lease. The number of initial parking spaces allocated to Tenant at the Commencement Date is fifty-four (54) parking spaces. Tenant's right to use such parking spaces is conditioned upon there being no material Default by Tenant, beyond applicable cure periods, and Tenant paying to Landlord, together with each monthly payment of Base Rent (or at such other time as Landlord may designate), all Monthly Parking Rental (as defined in the Master Lease) and other amounts (including late charges) Landlord is obligated to pay to Master Landlord in respect of Tenant's use of such parking spaces, and otherwise complying with the requirements for use thereof imposed by Master Landlord or any operator of the Parking Facility. Tenant shall supply such information regarding use of the parking spaces or other parking facilities as Landlord or Master Landlord shall reasonably require in connection with the TMA (as defined in Exhibit E to the Master Lease) and also shall refrain from any act or omission which violates the TMA. Notwithstanding anything contained in this Section 19.1, the number of parking spaces allocated to Tenant shall be subject to the restrictions and requirements set forth in the TMA.

      19.2 Parking Allowance. Notwithstanding anything in Section 19.1 above to the contrary, Landlord shall pay Tenant in cash an allowance for the reasonable cost of providing Tenant employee parking up to a maximum amount of Five Hundred Thousand and no/100 Dollars ($500,000.00) (the "Parking Allowance") for amounts incurred by Tenant during a one year period (the "Parking Allowance Year") commencing on the earlier of (a) six (6) months after the Commencement Date or
(b) the date Tenant has physically occupied at least fifty percent (50%) of the Rentable Area of the Sublease Premises. Landlord shall pay Tenant twelve (12) monthly installments of Forty-One Thousand Six Hundred Sixty-Six and no/100 Dollars ($41,666.00) each, commencing not later than thirty (30) days after Tenant notifies Landlord that the Parking Allowance Year has commenced under clause (a) or (b) above.

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Within sixty (60) days after the end of the Parking Allowance Year, Tenant shall submit to Landlord a statement showing the actual parking charges paid or incurred by Tenant during the Parking Allowance Year pursuant to Section 19.1, and, if the parking spaces allocated under Section 19.1 above are insufficient to accommodate Tenant's employees assigned to work in the Sublease Premises during the Parking Allowance Year, to acquire parking rights during such Parking Allowance Year at surrounding parking lots and parking garages for its employees assigned to work in the Sublease Premises. Together with such statement, Tenant shall provide Landlord with copies of all receipts and/or invoices evidencing Tenant's payment of such parking costs. If the total costs set forth in Tenant's statement are less than the amount of the Parking Allowance Landlord has previously paid to Tenant, the statement shall be accompanied by Tenant's refund of the excess Parking Allowance amount. If Landlord fails to pay Tenant any monthly installment of the Parking Allowance when due, and if such failure continues for more than thirty (30) days after Tenant gives Landlord written notice of such delinquency, Tenant may deduct such unpaid amount from Rent without limit.

20. SIGNAGE.

      20.1 Exterior Signs. Subject to the provisions of the Master Landlord Consent, Landlord assigns to Tenant (together with any Affiliate transferee specified in Section 10.2 above) all exterior signage rights granted to Landlord pursuant to Section 35.1 of the Master Lease. Except as provided in Section 20.2 hereafter, Landlord shall have no rights to building signage. In the event of an approved transfer pursuant to Article 10 of this Sublease, Tenant may assign its signage rights to the approved transferee provided the transferee occupies at least seventy-two percent (72%) of the Rentable Area of the Building.

      20.2 Lobby Signs. Landlord and Tenant shall share lobby directory signage in proportion to the ratable share of Rentable Area in the Master Lease Premises occupied by each party.

21. LOBBY.

      21.1 Tenant Refurbishment Right. Subject to the provisions of the Master Lease and Master Landlord Consent, and with Landlord's and Master Landlord's prior written approval (not to be unreasonably withheld, conditioned or delayed), Tenant shall have the right, at its own cost and expense, to refurbish the first floor common area and lobby areas ("Lobby") in a manner consistent with first class standards observed by institutional owners of Comparable Buildings in downtown San Francisco ("Tenant's Lobby Refurbishment Right"). Tenant's Lobby Refurbishment Right may be exercised more than one (1) time during the Term to assure that the appearance of the Lobby remains aesthetically "fresh" and consistent with first class standards ("Lobby Upgrade").

      21.2 Required Lobby Upgrade. In the event Tenant exercises Tenant's Lobby Refurbishment Right, Tenant shall have a continuing obligation, at its sole cost and expense, to perform the Lobby Upgrade utilizing commercially reasonable repairs and refurbishments. In the event that Master Landlord, exercising its commercially reasonable judgment, determines that Tenant has failed to perform the Lobby Upgrade in a commercially reasonable manner and, after providing Tenant with at least ninety (90) days' notice to cure same, Master Landlord shall have the right to perform the Lobby Upgrade in a commercially reasonable manner at Tenant's sole cost and expense.

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

22. BUILDING NAME.

      Subject to the provisions of the Master Landlord Consent, provided Tenant occupies at least one hundred sixty-two thousand, three hundred seventy-one (162,371) square feet of the Rentable Area of the Master Lease Premises, at Tenant's option, during the Term the Building shall be referred to as the "Gymboree Building" or such other comparable name affiliated with The Gymboree Corporation.

23. OFF SET LIMIT.

      23.1 Notwithstanding anything to the contrary contained in this Sublease, except with respect to Tenant's right to offset Rent pursuant to Sections 19.2 and 27.3 of this Sublease, and Section 7, of the Work Letter Agreement, whenever a provision in this Sublease gives Tenant a right to deduct or offset from Rent, notwithstanding that multiple offset rights may be concurrently triggered, such aggregate deduction(s) or offset(s) shall be limited to fifty percent (50%) of each successive installment of Base Rent (the "Offset Limit") payable by Tenant.

      23.2 Exceptions. The Offset Limit shall not apply to Tenant's right of offset pursuant to Sections 19.2 and 27.3 of this Sublease and Section 7 of the Work Letter.

24. MASTER LEASE.

      24.1 Incorporation. The following provisions of the Master Lease are incorporated by reference into this Sublease so that all obligations of Landlord, as "Tenant" thereunder, shall be obligations of Tenant herein except as expressly otherwise provided by this Sublease, and then only as provided by this Sublease and only as applicable to the Sublease Premises.

            (a) Articles and Sections 5.1, 5.2, 5.3, 8, 10.1, 10.2, 10.3, 11.1,
11.3, 14.2, 14.3, 14.4, 14.6, 14.7, 14.8, 15.2, 16.1, 16.2, 17, 18, 19.1, 20.1,
20.2, 21.1, 23.1, 23.2, 26, 29.2, 33, 35 and 36 of the Master Lease.

            (b) Articles and Sections 1(d), 1(e), 6, and 10 of the Addition Provisions Rider attached as Exhibit E to the Master Lease.

            (c) Exhibits B and D to the Master Lease.

      24.2 Limitations. The following limitations shall apply to the interpretation and enforcement of provisions of the Master Lease which are incorporated in this Sublease under Section 24.1 above:

            (a) Any non-liability, release, indemnity or hold harmless provisions, and any provisions pertaining to waiver of subrogation rights and or the naming of a party under an insurance policy, in the Master Lease for the benefit of Master Landlord which are expressly incorporated herein by reference, shall be deemed to inure to the benefit of Master Landlord and Landlord for the purpose of this Sublease.

            (b) Any right of the Master Landlord for access or inspection under the Master Lease and any right of the Master Landlord to do work in the Sublease Premises or in the Building or in, on, or under the Common Areas under the Master Lease, and any right of the Master Landlord in respect of rules and regulations under the Master Lease, shall be deemed to inure to the benefit of both the Master Landlord and Landlord.

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

            (c) If any of the express provisions of this Sublease shall conflict with any of the provisions of the Master Lease incorporated by reference, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease. If any incorporated provision of the Master Lease cross-references a provision of the Master Lease which is not incorporated in this Sublease, such cross-referenced Master Lease provision shall be disregarded except to the extent required for a fair and equitable interpretation of the incorporated Master Lease provision.

            (d) Any obligation of Landlord which is contained in this Sublease by the incorporation by reference of the provisions of the Master Lease shall be observed or performed by Landlord using commercially reasonable efforts to cause Master Landlord under the Master Lease to observe and/or perform the same, and, except for the specific time periods specified in Sections 3.2(b), 6.2(c), and 7.2(a) of this Sublease, Landlord shall have a reasonable time to do so after written notice from Tenant specifying with reasonable particularity the deficiency in Landlord's performance under this Sublease.

            (e) With respect to any approval or consent required to be obtained from Landlord under the Master Lease, such approval or consent must be obtained from both Master Landlord and Landlord. Any approval or consent required of Landlord conclusively shall be deemed reasonably withheld if approval or consent also is required of the Master Landlord, and Master Landlord withholds Master Landlord's approval or consent after commercially reasonable efforts by Landlord to obtain same from Master Landlord.

      24.3 Assumption. Tenant shall assume and perform for the benefit of Landlord and Master Landlord each and all of the conditions, covenants and obligations to be performed by Landlord as Tenant under the Master Lease to the extent said terms, covenants, conditions and obligations are incorporated in this Sublease, are not modified or limited hereby and are applicable to the Sublease Premises demised hereby. Tenant shall not commit or permit to be committed on the Sublease Premises any act or omission which would constitute a breach of any of the terms, covenants, conditions and obligations of Landlord under the Master Lease.

      24.4 Tenant's Indemnity for Breach of Master Lease. Tenant shall indemnify and save Landlord harmless against any loss, damage or injury, including, without limitation, reasonable attorneys' fees, and/or any amounts assessed against Landlord by Master Landlord under the Master Lease on account of any Default by Tenant that shall give rise to an actual or potential Event of Default under the Master Lease, which Landlord may suffer or incur under the Master Lease as the result of Tenant's failure to observe, perform or otherwise discharge its obligations under this Sublease, including, without limitation, any provisions of the Master Lease that are incorporated herein. Tenant's obligations in this Section 24.4 shall survive the Expiration Date or earlier termination of this Sublease. Notwithstanding any other provision of this Sublease to the contrary, in the event of any failure of Tenant to observe, perform or otherwise discharge its obligations under this Sublease (and after any notice and opportunity to cure as may be required under this Sublease) that may cause an Event of Default to occur under the Master Lease, Landlord may, in addition to all other remedies granted to Landlord under this Sublease, take such action as may reasonably be required to prevent such matter from maturing into an Event of Default under the Master Lease. Tenant shall pay all expenses reasonably incurred by Landlord in connection therewith (together with interest thereon at the Interest Rate from the date of expenditure) within thirty (30) days after demand by Landlord; provided, however, in the event Tenant disputes whether Tenant in fact breached the Sublease and/or that such breach would cause an Event of Default to occur under the Master Lease,

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

Tenant may require that the dispute be submitted to Interim Resolution pursuant to Section 18.1 prior to payment of Landlord's demand.

      24.5 Performance of Master Lease by Landlord. Landlord shall perform all obligations imposed on Landlord as "Tenant" under the Master Lease in accordance with the terms thereof, except to the extent such obligations have been assumed by Tenant under this Sublease. In the event Landlord defaults under the Master Lease and such default is not caused or materially contributed to by Tenant's failure to perform its obligations under this Sublease, Landlord shall indemnify and hold Tenant harmless from and against any claims ("Claims") resulting from such default (subject to the limitations expressed in Section 14.2(b) above), as well as reimbursing Tenant for all expenses reasonably incurred by Tenant in remedying any Event of Default by Landlord under the Master Lease. Landlord shall pay all such Claims and expenses within thirty (30) days after demand by Tenant. In the event Landlord disputes whether Tenant is entitled to indemnity or in fact Landlord breached the Master Lease, Landlord may require that the dispute be submitted for Interim Resolution pursuant to Section 18.1 prior to the payment of Tenant's demand. In the event Landlord fails to pay Tenant's demand in a timely manner and Landlord does not require that such Claims be submitted for Interim Resolution, Tenant may offset the amount of its Claims and expenses subject to the Offset Limit specified in Section 23.1.

      24.6 Confidentiality. A true and correct copy of the Master Lease is attached as EXHIBIT A. Tenant covenants, represents and warrants that it shall keep the terms of the Master Lease confidential and will not disclose any such terms or distribute copies of the Master Lease to any person or entity without obtaining the prior written consent of Landlord, except in the event of litigation, arbitration or other proceedings between the parties.

      24.7 Master Lease Notices to Tenant. Within five (5) business days of Landlord's receipt from Master Landlord of any notice pertaining to a default by Landlord under the Master Lease or of any insurance certificate, document or information provided by Master Landlord directly relevant to Tenant's use and occupancy of the Sublease Premises, Landlord shall forward to Tenant a copy of such notice.

25. LANDLORD COVENANTS AND WARRANTIES.

      25.1 Authority. Landlord represents and warrants that it has full authority to execute and perform this Sublease and to grant the subject leasehold estate to Tenant. Landlord further represents and warrants that, as of the Effective Date: (a) Landlord has lawful leasehold title to the Sublease Premises as provided in the Master Lease; (b) Landlord has not assigned or encumbered its interest in the Master Lease; and (c) neither the Sublease Premises nor the First Offer Space is subject to any sublease to any other party. Notwithstanding the foregoing, Landlord represents and warrants only such title as was conveyed to Landlord by the Master Lease, and Landlord shall not be liable to Tenant for any defect in such title.

      25.2 Quiet Enjoyment. Subject to the provisions of the Master Landlord Consent, Landlord covenants that, so long as Tenant fully and faithfully performs its obligations under this Sublease, Tenant shall peaceably and quietly have, hold and enjoy the Sublease Premises during the entire Term, without any interference with its quiet enjoyment by any persons claiming by, through or under Landlord.

      25.3 Violations. In the event of a material breach of Landlord's representations and warranties under Section 25.1 above, or a material breach of Landlord's covenant under

Section 25.2 above, Tenant may give Landlord notice of the violation. If Landlord fails to cure or cause to be cured the violation within ninety (90) days of such notice, and if such violation has a material and adverse effect upon Tenant's business operations in the Sublease Premises or Tenant's interest in this Sublease, Tenant may exercise its remedies available at law and in equity (subject to the limitation on Tenant's right to terminate this Sublease expressed below); provided, however, if the nature of Landlord's violation is such that Tenant's occupancy and use of the Sublease Premises is not disturbed during Landlord's efforts to cure and Landlord is diligently attempting to cure the violation, the aforesaid ninety (90) day period shall be extended for such period (as long as Tenant's occupancy and use of the Sublease Premises is not materially disturbed) that Landlord is diligently attempting to cure the violation, and provided, further, that Tenant shall have no right to terminate this Sublease for breach of Landlord's covenant in Section 25.2 above except where Landlord concurrently has the right to terminate the Master Lease.

26. MASTER LANDLORD CONSENT AND NON-DISTURBANCE.

      26.1 Consent by Master Landlord. The Master Landlord's prior written consent to and approval of this Sublease substantially in the form attached as hereto as EXHIBIT F (the "Master Landlord Consent"), is a condition precedent to the rights and obligations of Landlord and Tenant under this Sublease. Tenant agrees to comply with any specific terms of the Master Landlord Consent applicable to Tenant. If the Master Landlord Consent is not obtained within thirty (30) days after the Effective Date, then this Sublease may be, at the option of either Landlord or Tenant to be exercised by written notice to the other, terminated and rendered null and void.

      26.2 SNDA. If on the Effective Date the Building or this Sublease is subject to any mortgage or deed of trust which has priority over this Sublease, the rights and obligations of Landlord and Tenant under this Sublease are further conditioned upon the execution and delivery by the holder of such mortgage or deed of trust (the "Lender") of a Subordination, Nondisturbance and Attornment Agreement (the "SNDA") in a commercially reasonable form reasonably agreeable to Tenant. If the SNDA is not fully executed and delivered to Tenant within twenty (20) days after the Master Landlord Consent is obtained, Tenant may terminate this Sublease upon notice to Landlord. This condition, which is for Tenant's sole benefit, shall be deemed waived if Tenant does not elect to terminate this Sublease within twenty-five (25) days after the Master Landlord Consent is obtained and a copy thereof is delivered to Tenant.

27. ASSIGNMENT AND ASSUMPTION OF BURLINGAME LEASES.

      27.1  Assignment and Assumption. Subject to the conditions stated in
Section 27.2 below, on the Commencement Date Tenant shall assign to Landlord all of Tenant's right, title and interest in and to Tenant's leases for the commercial premises located at 700 Airport Boulevard and 770 Airport Boulevard, Burlingame, California (individually, a "Burlingame Lease" and collectively, the "Burlingame Leases"), and Landlord shall assume all of the obligations of Tenant under the Burlingame Leases to the extent such obligations first accrue and are to be performed under the Burlingame Leases on or after the Commencement Date of this Sublease. The assignment and assumption of the Burlingame Leases shall be accomplished with respect to each of the Burlingame Leases pursuant to the Assignment and Assumption Agreement substantially in the forms attached as EXHIBIT E AND EXHIBIT E-1, respectively, to this Sublease.

      27.2 Conditions. Landlord's obligation to enter into an Assignment and Assumption Agreement for each of the Burlingame Leases is subject to the satisfaction or waiver by

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

Landlord, in Landlord's sole discretion, of the following conditions with respect to each such Burlingame Lease: (a) if required, the landlord thereunder has given its consent thereto on the terms of the applicable Assignment and Assumption Agreement; (b) Tenant is not in default thereunder and there exists no event or condition which with the passage of time or the giving of notice, or both, would constitute a default thereunder; (c) there must be no sublease thereunder which was not in effect and disclosed to Landlord prior to the date this Sublease was fully executed and delivered by Landlord and Tenant; (d) if there is any sublease which was in effect and disclosed to Landlord, neither Tenant nor the subtenant is in default and there exists no event or condition which with the passage of time or the giving of notice, or both, would constitute a default under such sublease; and (e) each applicable Burlingame Lease is in full force and effect and has not been modified or amended beyond such modifications or amendments as existed on the date this Sublease is fully executed by Landlord and Tenant.

      27.3  Landlord Indemnity: Tenant Offset Right: Letter of Credit.

            (a) Pursuant to Section 4.2(b) of each of the Assignment and Assumption Agreements, Landlord agrees to indemnify and hold Tenant harmless from and against all claims, actions, losses, damages, liabilities, and expenses (including reasonable attorneys' fees and costs) resulting from Landlord's breach of the Assignment and Assumption Agreements ("Indemnity Claims").

            (b) In addition to Tenant's remedies at law or equity, Tenant shall have the following rights with respect to such Indemnity Claims and Landlord's default under the Assignment and Assumption Agreements: (i) Tenant shall have the right to deduct and offset against any Rent payments (whether Base Rent or Additional Rent) due under this Sublease the amount of any and all of such Indemnity Claims under the Assignment and Assumption Agreements which have been reduced to a final, unappealable judgment against Tenant or Landlord, without regard to the Offset Limit specified in Section 23.2 of this Sublease; and (ii) further, if Tenant makes written demand on Landlord to cure Landlord's alleged breach of those obligations imposed by the Burlingame Leases which Landlord has assumed under the Assignment and Assumption of Leases, and if Landlord fails to cure such alleged breach within sixty (60) days after such demand, Tenant may initiate an Interim Resolution under Section 18.1 above seeking authorization to cure Landlord's alleged breach of the Burlingame Leases. In rendering his or her Interim Resolution Decision, the Arbitrator shall determine whether Landlord has a bona fide defense to the claim that it has breached its assumed obligations under the Burlingame Leases. If the Arbitrator determines that Landlord has such a bona fide defense, the Interim Resolution Decision shall not authorize Tenant to cure Landlord's alleged breach of the assumed obligations under the Burlingame Leases. On the other hand, if the Arbitrator determines that Landlord does not have a bona fide defense to the claim that it has breached the assumed obligations under the Burlingame Leases, the Interim Resolution Decision shall authorize Tenant to cure Landlord's alleged breach and to offset the reasonable costs incurred by Tenant in curing Landlord's breach and other Indemnity Claims against any Rent payments due under this Sublease, also without regard to the Offset Limit specified in Article 23 above (and despite the fact that the Interim Resolution Decision is not a final, unappealable judgment against Landlord).

            (c) Pursuant to Sections 3.4 and 3.5 of the Master Landlord Consent, upon Tenant's attornment and Master Landlord's recognition of this Sublease, Master Landlord is not bound to certain provisions of the Sublease, including Tenant's offset rights specified in Section 27.3(b) above. Accordingly, in order to secure Tenant's rights against Landlord pursuant to Sections 27.3(a) and 27.3(b) in the event of Tenant's attornment and Master

Landlord's recognition of this Sublease, Landlord shall, upon full execution of this Sublease and satisfaction (or where permitted, the waiver) of all Sublease Conditions, deliver to Tenant an unconditional, irrevocable letter of credit (the "Landlord Letter of Credit") in an amount equal to Five Million Dollars ($5,000,000) ("Initial Required Amount") and satisfying the requirements and conditions specified in Section 27.3(d) below.

            (d) The Landlord Letter of Credit shall satisfy the following requirements and conditions:

                  (i) The issuer ("Issuer") of the Landlord Letter of Credit shall be a federally chartered banking institution reasonably acceptable to Tenant, with an office in San Francisco, California, allowing the Landlord Letter of Credit to be presented to and paid by such office pursuant to procedures reasonably acceptable to Landlord.

                  (ii) The Landlord Letter of Credit shall (A) be a stand-by, at-sight, irrevocable letter of credit; (B) be payable to Tenant (the "Beneficiary/Tenant"); (C) require that any draw on the Landlord Letter of Credit be made upon receipt by the Issuer of only a letter signed by an authorized representative of the Beneficiary/Tenant certifying that the Beneficiary/Tenant is entitled to draw on the Landlord Letter of Credit and specifying the Tenant Draw Event (as hereinafter defined in Section 27.3(d)(iv)) together with an estimate of Tenant's damages; (D) allow partial draws; (E) be issued for a term of no less than one (1) year; and (F) provide that the Landlord Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 revisions) or the International Standby Practices (ISP
98). Except as otherwise expressly provided in Section 27.3(d)(v) below, Landlord shall, at its expense, keep the Landlord Letter of Credit in full force and effect until November 30, 2006.

                  (iii) At any time after a Tenant Draw Event (defined in
Section 27.3(d)(iv) below) occurs, the Beneficiary/Tenant may present its written demand to Issuer for payment of a portion of the amount of the Landlord Letter of Credit as is required to compensate Tenant for damages incurred pursuant to Section 27.3(b) above, (with subsequent demands at the Beneficiary/Tenant's sole election as Tenant incurs further damages) and the Tenant Draw Proceeds so obtained may be applied to the extent reasonably required to satisfy Tenant's Indemnity Claims.

                  (iv) A "Tenant Draw Event" shall mean either of the following: (i) Tenant would be entitled to offset against Rent unsatisfied Indemnity Claims pursuant to Section 27.3(b) above but for Tenant's attornment to Master Landlord pursuant to the Consent, or (ii) the Landlord Letter of Credit is not replaced with another Landlord Letter of Credit meeting the requirements of this Section 27.3(d) from an issuer reasonably approved by Tenant at least thirty (30) days prior to the expiry date of the Landlord Letter of Credit then held by Tenant.

                  (v) Provided there exists no material default by Landlord under the Assignment and Assumption Agreements (beyond applicable notice and cure periods, if any), and Tenant has not previously made any Indemnity Claims against Landlord pursuant to Section 27.3(b) above which remain unpaid or the subject of a pending Interim Resolution, Landlord shall be permitted to reduce the Initial Required Amount of the Landlord Letter of Credit as follows:

                              (A)  Upon the termination of the 700 Airport
Boulevard, Burlingame Lease ("700 Airport Lease") prior to its natural expiration date pursuant to written

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

agreement with the 700 Airport Lease landlord, and release of Tenant (The Gymboree Corporation) from any liability with respect to the 700 Airport Lease except any of Gymboree's Retained Obligations specified in Section 2.2 of the 700 Airport Boulevard Assignment and Assumption Agreement, the Initial Required Amount shall be reduced by sixty percent (60%).

                              (B)  Upon the termination of the 770 Airport
Boulevard, Burlingame Lease ("770 Airport Lease") prior to its natural expiration date pursuant to written agreement with the 770 Airport Lease landlord, and release of Tenant (The Gymboree Corporation) from any liability with respect to the 770 Airport Lease except any of Gymboree's Retained Obligations specified in Section 2.2 of the 770 Airport Boulevard Assignment and Assumption Agreement, the Initial Required Amount shall be reduced by forty percent (40%).

                              (C)  Upon the termination of both the 700 Airport
Lease and the 770 Airport Lease in accordance with Sections 27.3(d)(v)(A) and
(B) immediately preceding, the Initial Required Amount shall be reduced to zero
(0) and the Letter of Credit obligation shall cease.

                              (D)  On November 1, 2005, the Initial Required
Amount, as and if reduced pursuant to Sections 27.3(d)(v)(A) or 27.3(d)(v)(B) above, shall be reduced by forty percent (40%).

      27.4 Condition. Full execution of both Assignment and Assumption Agreements is a condition precedent to the effectiveness of this Sublease. If both Assignment and Assumption Agreements are not fully executed and delivered to Landlord and Tenant within thirty (30) days after the Effective Date, then this Sublease may be, at the option of either Landlord or Tenant to be exercised by written notice to the other, terminated and rendered null and void.

28. MISCELLANEOUS.

      28.1 Governing Law: Severability: Headings. This Sublease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the State of California and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Sublease shall to any extent be invalid or unenforceable, the remainder of this Sublease shall not be affected, and each provision of this Sublease shall be valid and enforced to the fullest extent permitted by Law. The captions and headings to the Articles and Sections of this Sublease are for convenience only and shall have no effect on the interpretation of any part of this Sublease.

      28.2 Recording. Tenant shall not record this Sublease but Tenant and Landlord shall execute a short form Memorandum of Sublease substantially in the form of attached EXHIBIT G which may be recorded by Tenant. However, if Tenant records such Memorandum of Sublease, Tenant shall not be deemed to have properly surrendered possession of the Sublease Premises for purposes of Article 16 above until Tenant has executed, acknowledged and delivered to Landlord a quitclaim deed extinguishing the effect of such Memorandum.

      28.3 Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR INTERPRET THIS SUBLEASE.

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

      28.4 Brokers. Landlord and Tenant warrant and represent that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Sublease except for Brokers (set forth in Section 1(C) above) and that they know of no other real estate broker or agent who is or might be entitled to a commission in connection with this Sublease. Landlord agrees that it shall pay to Cushman & Wakefield a fee in the amount Nine Dollars and Forty-Six Cents ($9.46) per square feet of Rentable Area of the Sublease Premises upon execution of this Sublease and satisfaction or waiver of the conditions stated in Recital E above. Landlord and Tenant each agree to indemnify, defend and hold the other party harmless from and against any and all liabilities or expenses, including attorneys' fees and costs, arising out of or in connection with a breach of the representation contained in this Section 28.4.

      28.5  Tenant Authority. Tenant covenants, warrants and represents that:
(a) each individual executing, attesting and/or delivering this Sublease on behalf of Tenant is authorized to do so on behalf of Tenant; (b) this Sublease is binding upon Tenant; and (c) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the State of California. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

      28.6 Landlord Authority. Landlord covenants, warrants and represents that: (a) each individual executing, attesting and/or delivering this Sublease on behalf of Landlord is authorized to do so on behalf of Landlord; (b) this Sublease is binding upon Landlord; and (c) Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the State of California. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

      28.7 Survival. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Sublease. Without limiting the scope of the prior sentence, it is agreed that Tenant's or Landlord's obligations under any provision of this Sublease or the Master Lease that is expressly provided by its terms to survive termination of this Sublease shall survive the expiration or early termination of this Sublease.

      28.8 Rules. Tenant shall comply with the Building Rules attached as EXHIBIT C to the Master Lease and such other reasonable non-discriminatory rules and regulations adopted by Landlord from time to time as are not inconsistent with this Sublease (the "Supplemental Rules"). Landlord shall, promptly after it receives any amendment to the Building Rules under the Master Lease, provide Tenant with copies of same. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all Building Rules and Supplemental Rules. Landlord shall not knowingly discriminate against Tenant in Landlord's enforcement of the Building Rules and Supplemental Rules.

      28.9 Further Documents/Good Faith. The parties shall exercise good faith and due diligence to finalize the exact language and execute the following Exhibits substantially in the form attached hereto:

               - Assignment and Assumption Agreement (700 Airport Blvd.,
                 Burlingame, CA) - EXHIBIT E

               - Assignment and Assumption Agreement (770 Airport Blvd.,
                 Burlingame, CA) - EXHIBIT E-1

               - Master Landlord Consent - EXHIBIT F

               - Memorandum of Sublease - Exhibit G

Further, the parties shall execute any and all commercially reasonable documents necessary to effect the express intentions of this Sublease.

29. FORCE MAJEURE.

      Subject to the limitations expressed below, if Landlord or Tenant is delayed, interrupted or prevented from performing any of its obligations under this Sublease (including Tenant's obligations under the Work Letter), and such delay, interruption or prevention is due to fire, act of God, governmental act or failure to act, unavailability of materials or any cause outside the reasonable control of the party which is to perform the obligation(s) (excluding, however, inability to perform due to insolvency, illiquidity or other financial constraints), then the time for performance of the affected obligations shall be extended for a period equivalent to the period of such delay, interruption or prevention. The provisions of this Article 29 shall not:
(a) extend the due date for the payment of any Rent or the performance of any obligation of Tenant which requires the payment of money to others; (b) alter the Commencement Date; (c) extend the period for Tenant's performance where, as a consequence of such delay, there would exist an Event of Default under the Master Lease; or (d) delay the deadline for Tenant's exercise of any right or option under this Sublease.

30. ENTIRE AGREEMENT.

      This Sublease and the following exhibits constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Sublease Premises, including all lease proposals, letters of intent and other documents: EXHIBIT A (Master Lease), EXHIBIT A-1 (Outline and Location of Sublease Premises), EXHIBIT B (Commencement Certificate), EXHIBIT C (Building Rules), EXHIBIT D (Work Letter Agreement), EXHIBITS E and E-1 (Assignment and Assumption Agreements), EXHIBIT F (Master Landlord

Consent), and EXHIBIT G (Memorandum of Sublease). Except as otherwise provided in this Sublease, all exhibits are hereby incorporated herein as an integral part of this Sublease.

      Landlord and Tenant have executed this Sublease as of the day and year first above written.

                                 LANDLORD:

                                 SUN MICROSYSTEMS, INC., A DELAWARE CORPORATION

                                 By:/s/ David M. Harris
                                    ----------------------------
                                 Name:  David M. Harris
                                 Title: Vice President

                                 TENANT:

                                 THE GYMBOREE CORPORATION, A DELAWARE
                                 CORPORATION

                                 By:/s/ Lisa Harper
                                     -----------------------------
                                 Name:  Lisa Harper
                                 Title: CEO and Chairman